UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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CMS Energy Corporation

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SEC 1913 (02-02)

CMS ENERGY CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 16, 2008

To Fellow Shareholders of CMS Energy Corporation:

Our annual meeting of shareholders of CMS Energy Corporation (the “Corporation”) will be held on Friday, May 16, 2008, at 9:00 A.M., Eastern Daylight Saving Time, at our corporate headquarters located at One Energy Plaza, Jackson, Michigan 49201. The purposes of the annual meeting are to:

(1)	Elect eleven members to the Corporation’s Board of Directors;

(2)	Consider a proposal to ratify the appointment of an independent registered public accounting firm to audit the Corporation’s consolidated financial statements for the year ending December 31, 2008; and

(3)	Transact such other business as may properly come before the annual meeting.

The Board of Directors recommends a vote “FOR” proposals 1 and 2. The proxy holders will use their discretion on other matters that may arise at the annual meeting.

Our annual report to the shareholders for the year 2007, including the Form 10-K with our consolidated financial statements, previously has been furnished to you.

All shareholders are invited to attend our annual meeting. If you were a shareholder of record at the close of business on March 28, 2008, you are entitled to vote. Every vote is important. Please vote using a touch-tone telephone, the Internet, or by signing and returning the enclosed proxy card. You can help minimize our costs by promptly voting via telephone or the Internet.

By Order of the Board of Directors

Catherine M. Reynolds
Corporate Secretary

CMS Energy Corporation
One Energy Plaza
Jackson, Michigan 49201

April 11, 2008

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on May 16, 2008.

The proxy statement and annual report to shareholders are available at: www.cmsenergy.com.

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2008 ANNUAL MEETING AND VOTING	Page 1

CORPORATE GOVERNANCE	Page 4

Background	Page 4

Board of Directors	Page 4

Director Independence	Page 5

Majority Voting Policy	Page 6

Codes of Ethics	Page 6

Director Communication Process	Page 6

Related Party Transactions	Page 7

Board and Committee Information	Page 7

PROPOSAL 1: ELECT ELEVEN MEMBERS TO THE CORPORATION’S BOARD OF DIRECTORS	Page 13

VOTING SECURITY OWNERSHIP	Page 15

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	Page 16

COMPENSATION DISCUSSION AND ANALYSIS	Page 16

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT	Page 24

COMPENSATION TABLES	Page 25

REPORT OF THE AUDIT COMMITTEE	Page 39

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 40

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Page 41

2009 PROXY STATEMENT INFORMATION	Page 41

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE 2008 ANNUAL MEETING AND VOTING

The Board of Directors of CMS Energy Corporation (“CMS” or the “Corporation”) solicits your proxy for our annual meeting of shareholders.

The terms “we” and “our” as used in this proxy statement generally refer to CMS Energy Corporation and its collective affiliates, including its principal subsidiary Consumers Energy Company (“Consumers”). While established, operated and regulated as separate legal entities and publicly traded companies, CMS and Consumers historically have had the same individuals serve as members of both Boards of Directors and Committees of the Board, adopted coordinated director and executive compensation arrangements and plans as well as auditing relationships. The two companies also historically have significant overlap in executive management. Thus, in certain contexts in this proxy statement, the terms “our” and “we” refer to each of CMS and Consumers and satisfy their respective disclosure obligations. In addition, the disclosures frequently reference “Boards” and “Committees” and similar plural presentations to reflect these parallel structures of CMS and Consumers.

Q:	What are the purposes of this annual meeting?

A:	At the meeting, our shareholders will be asked to:

1) Elect eleven members to the Corporation’s Board of Directors. The nominees are: Merribel S. Ayres, Jon E. Barfield, Richard M. Gabrys, David W. Joos, Philip R. Lochner, Jr., Michael T. Monahan, Joseph F. Paquette, Jr., Percy A. Pierre, Kenneth L. Way, Kenneth Whipple and John B. Yasinsky (see Proposal 1 found later in this proxy statement);

2) Ratify the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent public accounting firm for the year 2008 (see Proposal 2 found later in this proxy statement); and

3) Transact such other business as may properly come before the annual meeting. The Board of Directors knows of no other matters that might be presented to the meeting except matters incident to the conduct of the meeting. However, if any other matters (including matters incident to the conduct of the meeting) do come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

Q:	Who is entitled to vote at the annual meeting?

A:	Only shareholders of record at the close of business on March 28, 2008 are entitled to vote at the annual meeting. As of March 28, 2008, the Corporation’s outstanding securities entitled to vote at the annual meeting consisted of a total of 225,252,392 shares of Common Stock ($.01 par value). Each outstanding share is entitled to one vote on all matters that come before the annual meeting. All shares represented by valid proxies will be voted at the annual meeting.

Q:	What is the difference between a shareholder of record and a “street name” holder?

A:	If your shares are registered directly in your name you are considered the shareholder of record for those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee you are considered the beneficial owner of the shares and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using the method described under “How do I vote my shares?” below. If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, stock exchange rules will determine whether your broker may vote your shares without first receiving instructions from you on an item being presented to shareholders for approval at the annual meeting.

Q:	Who may attend the annual meeting and are there any requirements I must meet in order to attend the meeting in person?

A:	Any shareholder of record as of March 28, 2008 may attend. You will be asked to register upon arrival at the meeting and will be required to present a form of photo identification (such as a driver’s license) prior to being admitted to the meeting. If your shares are held in street name and you plan to attend the meeting bring your most recent brokerage statement of account for evidence of ownership.

Q:	How do I vote my shares?

A:	If you hold your shares in your own name as a shareholder of record, you may vote by telephone, through the Internet, by mail or by casting a ballot in person at the annual meeting.

• To vote by telephone or through the Internet, follow the instructions attached to your proxy card.

• To vote by mail, complete your proxy card, sign and date it, and return it in the enclosed, postage-paid envelope.

You can help minimize our costs by promptly voting via telephone or the Internet.

If your shares are voted by proxy, the shares will be voted as you instruct. If you sign and return your proxy card, but do not give any specific voting instructions on your proxy card, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting.

If your shares are held in street name, you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should provide a voting instruction form for you to use in directing it how to vote your shares.

Q:	Can I change my vote after I have voted or can I revoke my proxy?

A:	Yes. If you are a shareholder of record, you can revoke your signed proxy card at any time before it is voted at the annual meeting, either by signing and returning a proxy card with a later date or by attending the annual meeting in person and changing your vote prior to the start of the meeting. If you have voted your shares by telephone or the Internet, you can revoke your prior telephone or Internet vote by recording a different vote, or by signing and returning a proxy card dated as of a date later than your last telephone or Internet vote.

If you are the beneficial owner of your shares, you may submit new voting instructions to your broker, bank or other nominee.

Q:	Is my vote confidential?

A:	Yes, CMS shareholder voting is confidential (except as may become necessary to meet applicable legal requirements or in the event a proxy solicitation in opposition to the election of the Corporation’s Board nominees is initiated). This is true for all beneficial holders. Confidentiality of the proxy voting process means:

• Anyone who has access to voting information will not discuss how any individual shareholder votes;

• Proxy cards and proxy forms are to be kept in a secure area so that no one has access to them except for the persons assigned to handle and tabulate the proxies;

• Whether a shareholder has or has not voted is confidential, just as is how a shareholder votes;

• Any comments provided by shareholders are confidential. Certain specific comments and summaries of comments are provided to management, but there is no disclosure of who made the comments;

• Proxy voting tabulations will be provided to management and to others as appropriate, but the results provided will be only totals and meaningful subtotals; and

• The confidentiality policy discussed above relates to all beneficial holders, although banks and brokers who hold shares on behalf of others will continue to be subject to proxy solicitation rules as is standard in the industry.

Q:	What constitutes a quorum at the annual meeting?

A:	The presence of the holders of a majority of the outstanding shares of common stock in person or by proxy at the annual meeting will constitute a quorum, which is needed to transact any business.

Q:	How are votes counted for each item?

A:	The determination of approval of corporate action by the shareholders is based on votes “for” and “against” (or “withhold authority” in the context of the election of directors). In general, abstentions are not counted as “against” or “withhold authority” votes but are counted in the determination of a quorum. With respect to Proposal 1 below, the election of each director requires approval from a plurality of the shares voted. On Proposal 2, approval requires votes “for” by a majority of the shares voted.

Although Michigan law provides for the election of directors by a plurality of voted shares as described above, the CMS Board of Directors adopted a majority voting policy in order to offer our shareholders a meaningful alternative to plurality voting. Under this policy, any director nominee who receives less than a majority of the votes cast by our shareholders shall tender his or her resignation for a determination by disinterested members of the Board whether to accept or decline that director’s resignation. This policy is described in greater detail later in this proxy statement under the heading CORPORATE GOVERNANCE — Majority Voting Policy.

Under the New York Stock Exchange (“NYSE”) listing standards, if your broker, bank or other nominee holds your shares in its name and does not receive voting instructions from you, your broker, bank or other nominee has discretion to vote these shares on certain “routine” matters, including the election of directors and the ratification of the independent registered public accounting firm. However, on non-routine matters, such as the approval of equity compensation plans, your broker, bank or other nominee must receive voting instructions from you, as they do not have discretionary voting power for that particular item. These “broker discretionary votes” on both routine and non-routine matters are counted toward establishing a quorum. On “routine” matters, broker discretionary votes are counted toward determining the outcome on that “routine” matter.

Q:	What is “householding” and how does it affect me?

A:	The Securities and Exchange Commission (“SEC”) permits us to deliver a single copy of the annual report and proxy statement to shareholders who have the same address and last name. Each shareholder will continue to receive a separate proxy card. This procedure, called “householding,” will reduce the volume of duplicate information you receive and reduce our printing and postage costs. A shareholder wishing to receive a separate annual report or proxy statement can notify CMS at the address or telephone number below. Similarly, shareholders currently receiving multiple copies of these documents can request the elimination of duplicate documents by contacting our Investor Services Department, One Energy Plaza, Jackson, Michigan 49201, telephone 517-788-1868.

Q:	Can I access CMS’ proxy materials via the Internet rather than receiving them in printed form?

A:	Yes. We offer shareholders of record the opportunity to access the proxy materials over the Internet rather than in printed form. You may access these materials at the following Internet address: www.cmsenergy.com. This gives shareholders faster delivery of these documents and saves CMS and its shareholders the cost of printing and mailing these materials.

Q:	Who pays the cost of soliciting proxies?

A:	The cost of solicitation of proxies will be borne by CMS. Proxies may be solicited by officers and other employees of CMS or its subsidiaries or affiliates, personally or by telephone, facsimile, Internet, or mail. We have arranged for Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to solicit proxies in such manner, and it is anticipated that the cost of such solicitations will not exceed $10,000, plus incidental expenses. We may also reimburse brokers, dealers, banks, voting trustees or other record holders for postage and other reasonable expenses of forwarding the proxy material to the beneficial owners of CMS Common Stock held of record by such brokers, dealers, banks, voting trustees or other record holders.

Q:	How does a shareholder recommend a person for election to the Boards of Directors for the 2009 annual meeting?

A:	Shareholders can submit recommendations of nominees for election to the Boards of Directors. Shareholders’ recommendations will be provided to the Governance and Public Responsibility Committees for consideration. The recommendations should include (a) the qualifications of the proposed nominee to serve on the Boards, (b) the principal occupation and employment of the proposed nominee for the past five years, (c) each directorship, trustee position or similar position currently held by the proposed nominee, and (d) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Shareholders should send their written recommendations of nominees c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201.

CORPORATE GOVERNANCE

Background

The CMS and Consumers Boards of Directors have adopted Corporate Governance Principles (the “Principles”) that contain long-standing corporate and Board practices as well as SEC and NYSE standards. The Principles detail the role of the Boards and their Committees, the selection and role of the Chief Executive Officer (“CEO”), the composition and meeting procedures of the Boards and their Committees, as well as Board and Committee compensation and self-evaluation guidelines. The Boards have adopted, upon the recommendations of their Governance and Public Responsibility Committees as well as the applicable Committees, Charters for each of their standing Committees, except the Executive Committees, that detail their purposes and duties, composition, meetings, resources and authority as well as other aspects of Committee activities The Governance and Public Responsibility Committees are responsible for overseeing and reviewing the Principles at least annually, and recommending any proposed changes to the Boards for approval. Each Committee also reviews its Charter annually and recommends changes to the Governance and Public Responsibility Committee for review and recommendation to the Boards for approval.

The current versions of our Principles, the Charters of our standing Committees (other than the Executive Committees), and other corporate governance information, including our Employee and Director Codes of Conduct are available through our Website at www.cmsenergy.com/corporategovernance. We will provide this information in hardcopy form to any shareholder who requests it.

Boards of Directors

The Boards provide oversight with respect to our overall performance, strategic direction and key corporate policies. They approve major initiatives, advise on key financial and business objectives, and monitor progress with respect to these matters. Members of the Boards are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by our CEO, Chief Financial Officer (“CFO”) and other officers. The Boards have five standing committees, the principal responsibilities of which are described later in this document.

Director Independence

In accordance with NYSE standards and the Principles adopted by the Boards, a majority of the directors of each Board must be independent. A director is independent if the Boards affirmatively determine that he or she has no material relationships with CMS or Consumers and otherwise satisfies the independence requirements of the NYSE and our more stringent director independence guidelines included in our Principles posted at www.cmsenergy.com/corporategovernance. A director is “independent” under the NYSE listing standards if the Boards affirmatively determine that the director has no material relationship with CMS or Consumers directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers. The Boards have established categorical standards to assist them in determining director independence. According to these standards, a director is independent if:

•	The director has no material relationship with CMS or Consumers (either directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers);

•	During the last three years, the director has not been an employee of CMS or Consumers, and an immediate family member of the director is not, and has not been within the last three years, an officer of CMS or Consumers;

•	During the last three years, the director or his or her immediate family member has not received more than $25,000 in direct compensation during any twelve-month period from CMS or Consumers other than payments for Board and Committee service or pensions or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•	The director or his or her immediate family member is not a current partner of a firm that is the internal or external auditor of CMS or Consumers; the director is not a current employee of such a firm; the director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and the director or an immediate family member was not within the last three years a partner or employee of such a firm and personally worked on the audit of CMS or Consumers within that time;

•	The director or his or her immediate family member is not, and has not been within the last three years, employed as an officer by another company where any of the present officers of CMS or Consumers at the same time serves or served on that company’s compensation committee; and

•	The director is not a current employee, and his or her immediate family member is not a current executive officer, of an entity that has made payments to or received payments from CMS or Consumers in an amount which exceeds the greater of $1 million, or 2% of the consolidated gross revenues of such other entity or CMS or Consumers in any of the last three fiscal years.

The Boards undertook their annual review of director and committee member independence, including a review of each director’s charitable affiliations vis-à-vis CMS and Consumers charitable contributions, including matching contributions, at their March 2008 meetings. During this review, the Boards considered any transactions, relationships or arrangements as required by the director independence guidelines included in our Principles of each non-employee director. The Boards concluded that except for Mr. Whipple, the non-employee directors had no material relationships with either CMS or Consumers directly or as a partner, shareholder or officer of an organization that has a relationship with CMS or Consumers. With respect to Mr. Whipple, the Boards considered the payment in 2007 of certain phantom stock units (which Mr. Whipple was awarded in 2004 while CEO) and determined that, based on those payments, they would not consider Mr. Whipple to be independent for governance purposes at this time. The Boards affirmed the “independent” status (in accordance with the listing standards of NYSE and the Principles) of each of the following nine directors: Merribel S. Ayres, Jon E. Barfield, Richard M. Gabrys, Philip R. Lochner, Jr., Michael T. Monahan, Joseph F. Paquette, Jr., Percy A. Pierre, Kenneth L. Way, and John B. Yasinsky.

Directors Gabrys, Monahan, Paquette and Way serve on the Audit Committees of our Boards. In order to serve on those Committees, each director must be independent as defined in Section 301 of the Sarbanes-Oxley Act of 2002 and in the regulations issued by the SEC under that provision. Each member of the Audit Committee satisfies this test.

Directors Lochner, Monahan, Pierre and Yasinsky serve on the Compensation and Human Resources Committees of our Boards. Each of these directors satisfies the independence tests set forth in the regulations under Section 162 of the Internal Revenue Code (“IRC”) and Section 16 of the Securities Exchange Act of 1934.

Majority Voting Policy

Under the Board’s majority voting policy, any director nominee who receives less than a majority of the votes cast by the Corporation’s shareholders at a regular election shall promptly tender his or her resignation. For this purpose, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director, without regard to the effect of abstentions. Upon receipt of such a tendered resignation, the Governance and Public Responsibility Committees shall consider and recommend to the Boards whether to accept or decline the resignation. The Boards will act on the Committees’ recommendation within 90 days following certification of the shareholder vote, and contemporaneously with that action will cause the Corporation to publicly disclose the Board’s decision whether to accept or decline such director’s resignation offer (and the reasons for rejecting the resignation offer, if appropriate). The director who tenders his or her resignation pursuant to the policy will not be involved in either the committees’ recommendation or the Boards’ decision to accept or decline the resignation. Due to complications that arise in the event of a contested election of directors, this policy would not apply in that context, and the underlying plurality vote requirement of Michigan law would control director elections.

Codes of Ethics

CMS has adopted a code of ethics that applies to its CEO, CFO and Chief Accounting Officer (“CAO”), as well as all other officers and employees of the Corporation and its affiliates, including Consumers. CMS and Consumers have also adopted a Directors Code of Conduct that applies to the directors of the Boards. The codes of ethics, included in our Code of Conduct and Statement of Ethics Handbook, and the Directors Code of Conduct can be found on our website at www.cmsenergy.com. Our Code of Conduct and Statement of Ethics, including the code of ethics, is administered by the Chief Compliance Officer, who reports directly to the Audit Committees of our Boards of Directors. The Directors Code of Conduct is administered by the Audit Committee of the Board. Any alleged violation of the Code of Conduct by a director will be investigated by disinterested members of the Audit Committee, or if none, by disinterested members of the entire Board. Any amendment to, or waiver from, a provision of our code of ethics that applies to our CEO, CFO, CAO or persons performing similar functions will be disclosed on our website at www.cmsenergy.com under “Compliance and Ethics.”

Director Communication Process

CMS and Consumers shareholders, employees or third parties can communicate on any topic with the Boards of Directors, Committees of the Boards or an individual director, including our Chairman of the Boards, or our Board executive session presiding director, Joseph F. Paquette, Jr., by sending written communications c/o the Corporate Secretary, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201. The Corporate Secretary will review and forward such communications to the Boards or the appropriate committees or Director. Further information regarding shareholder, employee or other third-party communications with the Boards or their committees or individual members can be accessed at the Corporation’s Website.

Any shareholder, employee or third party who wishes to submit a compliance concern to the Boards or applicable Committees, including complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committees, may do so by any of the following means:

•	send correspondence or materials addressed to the appropriate party c/o the Chief Compliance Officer, CMS Energy Corporation or Consumers Energy Company, One Energy Plaza, Jackson, MI 49201;

•	send an e-mail or other electronic communication via our external website www.ethicspoint.com, again addressed to the appropriate party; or

•	call the CMS and Consumers Compliance Hotlines at either 1-800-CMS-5212 (an internally monitored line) or 1-866-ETHICSP (monitored by an external vendor).

All such communications initially will be reviewed by the Chief Compliance Officer (who reports directly to the Boards) prior to being forwarded to the Boards or applicable Committees or directors.

Related Party Transactions

CMS, Consumers or one of their subsidiaries may occasionally enter into transactions with certain related parties. “Related Parties” include directors or executive officers, beneficial owners of 5% or more of CMS common stock, family members of such persons, and entities in which such persons have a direct or indirect material interest. We consider a related party transaction to have occurred when a Related Party enters into a transaction in which the Corporation is participating, the transaction amount is more than $10,000 and the Related Party has or will have a direct or indirect material interest (“Related Party Transaction”).

In accordance with our Board of Directors Code of Conduct and our Employee Code of Conduct, Related Party Transactions must be pre-approved by the Audit Committee. In drawing its conclusion on any approval request, the Audit Committee should consider the following factors:

•	Whether the transaction involves the provision of goods or services to the Corporation that are available from unaffiliated third parties;

•	Whether the terms of the proposed transaction are at least as favorable to the Corporation as those that might be achieved with an unaffiliated third party;

•	The size of the transaction and the amount of consideration payable to a Related Party;

•	The nature of the interest of the applicable Related Party; and

•	Whether the transaction may involve an actual or apparent conflict of interest, or embarrassment or potential embarrassment to the Corporation when disclosed.

The policies and procedures relating to the Audit Committee approval of Related Party Transactions are found in the Corporation’s Board of Directors Code of Conduct and Employee Code of Conduct which are available on our website at www.cmsenergy.com.

Board and Committee Information

The CMS Board of Directors met 17 times (7 of which were telephone conference calls) and Consumers’ Board of Directors met 10 times (1 of which was a telephone conference call) during 2007. In addition, the CMS Board took action by written consent in lieu of additional meetings 3 times in 2007, and the Consumers Board did so 4 times. All incumbent directors attended more than 75% of the CMS and Consumers Board and assigned committee meetings during 2007. Our Principles state the expectation that all Board members attend all scheduled board and committee meetings, as well as the annual meeting of shareholders. All Board members attended the 2007 annual meeting of shareholders.

The Boards have five standing Committees including an Audit Committee, Compensation and Human Resources Committee, Finance Committee, Governance and Public Responsibility Committee and Executive Committee. The members and the responsibilities of the standing Committees of the Boards of Directors are listed below. Each Committee is composed entirely of “independent” directors, as that term is defined by the NYSE listing standards and the Principles described above, other than the Executive Committees of which Mr. Whipple serves as Chair. Employee directors served on no Committees during 2007. According to the Principles, the Boards and each of their standing Committees conduct a performance evaluation of their respective previous year’s performance. The Principles are incorporated by reference into each Committee Charter.

On a regularly scheduled basis, the independent directors meet in executive session (that is, with no employee director present) and may invite such members of management to attend as they determine appropriate. Mr. Whipple is often invited to attend such sessions, especially since he became non-executive Chairman effective October 1, 2004. At least once each year, the independent directors meet in executive session without Mr. Whipple present in conformance with the NYSE listing standards. Mr. Joseph F. Paquette, Jr. was named the Presiding Director of these executive sessions effective May 2006 for a term of 2 years.

GOVERNANCE AND PUBLIC RESPONSIBILITY COMMITTEES

Members:	Joseph F. Paquette, Jr. (Chair), Merribel S. Ayres, Jon E. Barfield, Philip R. Lochner, Jr., and John B. Yasinsky

Meetings during 2007: CMS 5; Consumers 5

The primary functions of these committees are to:

Establish Principles

•	Recommend the Principles for Board approval;

•	Review the Principles on an ongoing basis, recommending revisions as necessary; and

•	Monitor conformity of the practices of the Board with the Principles.

Identify Candidates

•	Seek candidates to fill Board positions and work to attract candidates qualified to serve on the Board consistent with criteria approved by the Board;

•	Recommend a slate of Board candidates for election at each shareholders meeting;

•	When a vacancy occurs on the Board (either due to a director departure or an increase in Board membership), recommend a director candidate to fill the vacancy;

•	Consider director candidates nominated by shareholders if they are: submitted in writing to the Secretary of the Corporation within the required time frame preceding the shareholders meeting; include the candidate’s written consent to serve; and include relevant information about the candidate as provided in the Bylaws and as determined by the Committee;

•	Assess, on a regular basis, the personal characteristics and business experience needed by the Board in light of the Board’s current composition;

•	Determine from time to time other criteria for selection and retention of Board members; and

•	Evaluate the composition of all Board Committees annually.

Assess Performance

•	Annually review the performance of the Committees, and report the results to the Board;

•	Recommend ways for the Board to increase its overall effectiveness;

•	Review the Board’s and its Committees’ structure and operation, size, charters, composition and compensation, and recommend to the Board changes when appropriate;

•	Periodically review the Board and Committee rotation and tenure policy and recommend modifications, as appropriate, to the Board; and

•	Oversee new director orientation and continuing education for existing directors.

Review Environmental and Public Responsibility Matters

•	Review the Corporation’s environmental initiatives and compliance strategy; and

•	Review the Corporation’s public advocacy and stewardship strategies to help develop and shape corporate policies.

Review Director Code of Conduct

•	Review the Director Code of Conduct on an ongoing basis and recommend changes, as appropriate, to the Board.

The Committees have not established any specific, minimum qualifications that must be met by director candidates or identified any specific qualities or skills that they believe our directors must possess. The Committees take a wide range of factors into account in evaluating the suitability of director candidates. The Committees do not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

Shareholders can submit recommendations of nominees for election to the Boards of Directors by following the directions previously outlined in this proxy statement under the heading: GENERAL INFORMATION ABOUT THE 2008 ANNUAL MEETING AND VOTING.

AUDIT COMMITTEES

Members:	Michael T. Monahan (Chair), Richard M. Gabrys, Joseph F. Paquette, Jr., and Kenneth L. Way

Meetings during 2007: CMS 7; Consumers 7

Each of the members of the Audit Committees is an independent director, and each qualifies as an “audit committee financial expert” as such term is defined by the SEC.

The primary functions of the Audit Committees are to:

•	Assure the integrity of CMS’ and Consumers’ consolidated financial statements and financial information, the financial reporting process and the system of internal accounting and financial controls;

•	Assure CMS’ and Consumers’ compliance with applicable legal requirements, regulatory requirements, and NYSE rules;

•	Appoint, compensate and terminate CMS’ and Consumers’ independent auditors;

•	Pre-approve all audit and non-audit services provided by the independent auditors;

•	Assure the independent auditors’ qualifications and independence;

•	Review the performance of the internal audit function and independent auditors;

•	Review CMS’ and Consumers’ risk management policies, controls and exposures;

•	Prepare the Audit Committee Report for inclusion in the annual proxy statement;

•	Assure compliance with the Corporation’s Codes of Conduct for employees and directors including approval of any waiver of the provisions applicable to directors or executive officers, pre-approval of Related Party Transactions and receipt of periodic reports from the Chief Compliance Officer concerning compliance activities relating to the Codes of Conduct; and

•	Perform their duties in a manner consistent with the Audit Committee Charters adopted by the Boards of Directors.

We currently do not limit the number of audit committees on which our Audit Committee members may sit. Mr. Gabrys serves on the audit committees of two public companies in addition to ours. Our Boards of Directors have determined that Mr. Gabrys’ service on those other audit committees will not impair his ability to serve effectively on our Audit Committees.

COMPENSATION AND HUMAN RESOURCES COMMITTEES

Members:	John B. Yasinsky (Chair), Philip R. Lochner, Jr., Michael T. Monahan and Percy A. Pierre

Meetings during 2007: CMS 8; Consumers 8

The primary functions of these committees are to:

•	Review and approve the Corporation’s executive compensation structure and policies, including the establishment and adjustment of executive officers’ base salaries, annual and long-term incentive targets and incentive payments consistent with the achievement of such targets;

•	Review and approve the grant of stock, and other stock-based awards pursuant to the Corporation’s incentive plans, and the terms thereof, including the vesting schedule, performance goals, exercisability and term, to the Corporation’s employees, including officers;

•	Review and approve corporate financial and business goals and target awards pursuant to the Corporation’s incentive plans, and approve the payment of performance bonuses to employees, consistent with achievement of such goals;

•	Set the CEO compensation level based among other things on the Board’s evaluation of the CEO’s overall performance;

•	Produce an annual proxy statement report on executive compensation as required by the Securities and Exchange Commission;

•	Review and recommend to the Board incentive compensation plans, equity-based plans, tax-qualified retirement and investment plans, supplemental benefit plans, including supplemental executive retirement plans, deferred compensation programs, as well as employment, separation, and change-in-control severance agreements. The Committee also recommends amendments to these plans and agreements except for certain amendments that are delegated to the officers or administrators specified under the terms of the plans;

•	Review and act on management proposals regarding other compensation, perquisites and benefit programs, plans and guidelines;

•	Perform other functions assigned to the Committee under the terms of the Corporation’s employee benefit and compensation plans;

•	Review and act on the CEO’s selection of candidates for officer positions and recommend such candidates to the Board for annual or ad hoc election as officers, and recommend to the Board whether to accept or decline tenders of resignation pursuant to the Corporation’s Executive Officer Retirement Policy;

•	Review and advise the Board concerning the Corporation’s management succession plan, including long-range plans for development and selection of key managers and plans for emergency succession in case of unexpected disability or departure of a senior executive officer;

•	Review organizational and leadership development plans and programs, as well as programs designed to identify, attract and retain high potential employees; and

•	Review the Corporation’s diversity programs.

The Committees directly retain Watson Wyatt Worldwide (“Watson Wyatt”) as compensation consultants to the Committees. In 2002, the Committees requested that Watson Wyatt engage in a study of our executive compensation arrangements and advise whether any changes would be recommended in order that our compensation arrangements with our executive officers are appropriate. The Committees requested that the study include comparisons of our existing compensation arrangements to those of the Peer Group. Each year since 2002, the Committees have requested that Watson Wyatt provide information regarding compensation practices of the Peer Group as well as additional information from published surveys of compensation in the public utility sector and general industry. During the Committees’ review of the CEO’s and other managements’ compensation levels, the Committees considered the advice and information it received from Watson Wyatt; however, the Committees were responsible for determining the form and amount of our compensation programs. The Committees have specifically directed Watson Wyatt to obtain the approval of the Committees before undertaking any activity on behalf of CMS or Consumers. Watson Wyatt is not performing any such services for the Corporation.

The CMS Board adopted a resolution in October 2004 allowing the Committees to delegate to the CEO the right to grant up to 50,000 shares of restricted stock per year. Individual grants are limited to 5,000 shares. The CEO provides to the Committees a recommendation of yearly base salary adjustments and yearly restricted stock awards for all officers, other than the CEO. The Committees take the CEO’s recommendations, along with information provided by Watson Wyatt, into consideration when making yearly base salary adjustments and yearly restricted stock awards. Performance objectives under the Annual Officer Incentive Compensation Plan are developed each year through an iterative process. Management, including executive officers, develops preliminary recommendations for the Committees’ review. The Committees review management’s preliminary recommendations and establish final goals.

Additional information regarding the operation of the Committees and the roles of the compensation consultant and CEO in making executive compensation decisions may be found below under “Compensation Discussion and Analysis.”

FINANCE COMMITTEES

Members:	Kenneth L. Way (Chair), Merribel S. Ayres, Jon E. Barfield, Richard M. Gabrys, and Percy A. Pierre

Meetings during 2007: CMS 3; Consumers 3

The Finance Committees review and make recommendations to the Boards concerning the financing and investment plans and policies of the Corporation. Their responsibilities include:

•	Approve short- and long-term financing plans, including the sale or repurchase of common equity, preferred equity and long-term debt and recommend that the Board adopt resolutions to execute those plans;

•	Approve financial policies relating to cash flow, capital structure, and dividends and recommend that the Board adopt resolutions to execute those plans, as appropriate, and recommend Board action to declare dividends;

•	Review potential project investments and other significant capital expenditures in order to recommend to the Board the financial feasibility of such investment or expenditure;

•	Approve risk management policies including foreign exchange management, hedging and insurance; and

•	Review at least annually the (i) actuarial assumptions and funding status of the defined benefit retirement program funds and their impact on the financial statement, and (ii) the investment performance, funding, and asset allocation policies for funded employee benefit plans.

EXECUTIVE COMMITTEES

Members:	Kenneth Whipple (Chair), Michael T. Monahan, Joseph F. Paquette, Jr., Kenneth L. Way, and John B. Yasinsky

Meetings during 2007: CMS 0; Consumers 0

The primary function of these Committees is to:

•	Exercise the power and authority of the Boards of Directors as may be necessary during the intervals between meetings of the Boards, subject to such limitations as are provided by law or by resolution of the Boards.

AD HOC OR SPECIAL COMMITTEES

The standing Committees listed above have continuing duties. In addition, the Boards of Directors have, from time to time, established ad hoc or special committees to address specific major issues facing CMS and/or Consumers. Ad hoc or special committees do not have continuing duties; they exist only until they complete their specified duties. The most significant such committee that was active during 2007 was the Boards’ Ad Hoc Litigation Oversight Committee, as discussed below.

AD HOC LITIGATION OVERSIGHT COMMITTEE

Members:	Philip R. Lochner (Chair), Jon E. Barfield and Richard M. Gabrys

Meetings during 2007: CMS 1; Consumers 1

The CMS Board of Directors established this special Committee and confirmed its duties in March 2006. The purpose of the Ad Hoc Litigation Oversight Committee is to meet as required with CMS’ General Counsel, and outside counsel when deemed appropriate, to review strategic and significant financial aspects of our gas price reporting antitrust class action lawsuits, as well as other investigations and potential litigation arising from those same underlying facts and circumstances, and such other investigations and litigation the oversight for which may be delegated by the Board in the future. The Committee shall make periodic reports to the full Board as circumstances and developments warrant. The Committee shall continue it existence until such time as the Board of Directors shall determine, upon recommendation of the Committee, that its responsibilities are substantially complete.

Pursuant to the indemnification requirements of the CMS Restated Articles of Incorporation, as amended, as well as applicable Board resolutions and provisions of Michigan law, the Corporation has paid the expenses (including attorney’s fees) of certain of its current and former officers and directors incurred in connection with the proceedings described above, as well as those incurred in other completed regulatory investigations. The Corporation continues to pay similar expenses related to pending legal proceedings. These investigations and proceedings are further described in CMS’ Annual Report on Form 10-K for the year ended December 31, 2007. Each of these individuals has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified under Michigan law. The Corporation maintains directors, officers and fiduciaries insurance coverage that may allow for reimbursement for some or all of these advanced amounts.

PROPOSAL 1: ELECT ELEVEN MEMBERS TO THE CORPORATION’S BOARD OF DIRECTORS

The nominees for directors are proposed to serve on the parallel Boards of Directors of each of CMS and Consumers, to hold office until the next annual meeting or until their successors are elected and qualified. Unless a shareholder votes to “withhold authority” for the election of directors as provided in the enclosed proxy card, the returned proxy will be voted for the listed nominees. The Boards believe that the nominees will be available to serve, but in the event any nominee is unable to do so, the CMS proxy will be voted for a substitute nominee designated by the Board or the number of directors constituting the full Board will be reduced accordingly. All of the nominees are presently serving as directors and were previously elected by shareholders.

Merribel S. Ayres, 56, has served since 1996 as President of Lighthouse Consulting Group, LLC. Lighthouse provides governmental affairs and communications expertise, as well as management consulting and business development services, to a broad spectrum of international clients. Ms. Ayres served from 1988 to 1996 as Chief Executive Officer of the National Independent Energy Producers, a Washington, D.C. trade association representing the competitive power supply industry. She is a member of the Aspen Institute Energy Policy Forum, the Dean’s Alumni Leadership Council of Harvard University’s Kennedy School of Government and a director of the United States Energy Association (USEA). She is also a director of Alliance Resource Partners L.P. She has been a director of CMS Energy and of Consumers Energy since 2004.

Jon E. Barfield, 56, has served since 1981 as President and since 1995 as Chairman and President of The Bartech Group based in Livonia, Michigan, a human capital and staffing management firm which specializes in the placement of engineering and information technology professionals and outsourced vendor management services for regional and global corporations. Mr. Barfield currently serves as a director on the public boards of BMC Software, Inc. and National City Corporation. He is also a director of Blue Cross Blue Shield of Michigan, Detroit Renaissance Inc., and New Detroit, Inc. He has been a director of CMS Energy and Consumers Energy since August 2005.

Richard M. Gabrys, 66, former Interim Dean of the School of Business Administration of Wayne State University, and retired Vice Chairman of Deloitte. Mr. Gabrys served for 42 years with Deloitte in public accounting serving a variety of publicly held companies, especially automotive manufacturing companies, financial services institutions and health care entities. Mr. Gabrys served on the board of Dana Corporation until January 2008. He serves on the boards of La-Z-Boy Corporation, Massey Energy Company, Tri-Mas Corporation, The Detroit Institute of Arts, the Karmanos Cancer Institute, Ave Maria College, and Ave Maria University. He has been a director of CMS Energy and Consumers Energy since May 2005.

David W. Joos, 55, has served since October 2004 as President and Chief Executive Officer of CMS Energy and Chief Executive Officer of Consumers Energy. He served from 2001 to 2004 as President and Chief Operating Officer of CMS Energy and Consumers Energy; 2000 to 2001 as Executive Vice President and Chief Operating Officer — Electric of CMS Energy; and from 1997 to 2000 as President and Chief Executive Officer — Electric of Consumers Energy. He is a director of Steelcase, Inc., the Edison Electric Institute (EEI), the Michigan Manufacturers Association and the Detroit Renaissance Inc. He has been a director of CMS Energy and of Consumers Energy since 2001.

Philip R. Lochner, Jr., 65, served from 1991 through 1998 as Senior Vice President and Chief Administrative Officer of Time Warner Inc. Immediately preceding that employment, Mr. Lochner served as a commissioner of the SEC. He is a director of Apria Healthcare Group Inc., CLARCOR Inc., Crane Co. and Monster Worldwide, Inc. He became a director of CMS Energy and Consumers Energy in May 2005 and has served as such ever since except for the period from November 28, 2007 to January 24, 2008 when he stepped down as a director of Consumers Energy in order to obtain Federal Energy Regulatory Commission approval to serve as a director of Consumers Energy while simultaneously serving as a director of one or more companies which either have provided or may in the future provide goods for sale to Consumers Energy.

Michael T. Monahan, 69, has served since 1999 as President of Monahan Enterprises, LLC, a Bloomfield Hills, Michigan-based consulting firm. He was Chairman of Munder Capital Management, an investment management company, from October 1999 to December 2000 and Chairman and Chief Executive Officer of Munder Capital from October 1999 until January 2000. Prior to that, he was President and a director of Comerica Bank from 1992 to 1999 and President and a director of Comerica Inc. from 1993 to 1999. He is a trustee of The Munder Funds, a director of Engineered Machined Products, Inc., as well as a member of the Board of Trustees of the Community Foundation for Southeast Michigan. He has been a director of CMS Energy and Consumers Energy since December 2002.

Joseph F. Paquette, Jr., 73, presiding Director of CMS Energy and Consumers Energy. He served from 1988 to 1995 as Chairman and Chief Executive Officer and from 1995 until his retirement in 1997 as Chairman of PECO Energy, formerly the Philadelphia Electric Company, a major supplier of electric and gas energy. He is also a director of USEC, Inc. He has been a director of CMS Energy and of Consumers Energy since December 2002. He had previously served as a director of CMS Energy and Consumers Energy and as President of CMS Energy from 1987 to 1988.

Percy A. Pierre, 69, is Vice President and Professor Emeritus of Michigan State University. From 1990 to 1995 he served as Vice President for Research and Graduate Studies and from 1995 to 2005 as Professor of Electrical and Computer Engineering. Dr. Pierre is a former Assistant Secretary of the Army for Research, Development and Acquisition. He is also a former President of Prairie View A&M University. He also serves as a member of the Board of Trustees for the University of Notre Dame and the Board of the White House Fellows Foundation and Association. He has been a director of CMS Energy and Consumers Energy since 1990.

Kenneth L. Way, 68, served from 1988 through 2002 as Chairman of Lear Corporation, a Southfield, Michigan-based supplier of automotive interior systems to the automotive industry. In addition, he served from 1988 to 2000 as Chief Executive Officer of Lear Corporation. He is a director of Comerica Inc., WESCO International Inc., and Cooper Standard Automotive. He has been a director of CMS Energy and of Consumers Energy since 1998.

Kenneth Whipple, 73, is Chairman of the Board of CMS Energy and Consumers Energy. He served from May of 2002 through September of 2004 as Chairman and Chief Executive Officer of CMS Energy and Consumers Energy. He served from 1988 until his retirement in 1999 as Executive Vice President of Ford Motor Company, Dearborn, Michigan, a world-wide automotive manufacturer, and President of the Ford Financial Services Group. In addition, he served from 1997 to 1999 as Chairman and Chief Executive Officer of Ford Motor Credit Company. He is a director of Korn/Ferry International, as well as a trustee of certain mutual funds in the JPMorgan family of mutual funds. He has been a director of CMS Energy and of Consumers Energy since 1993.

John B. Yasinsky, 68, served from 1999 until his retirement in 2000 as Chairman and Chief Executive Officer and continued as Chairman until February 2001 of OMNOVA Solutions Inc., a Fairlawn, Ohio-based developer, manufacturer, and marketer of emulsion polymers, specialty chemicals, and building products. He served from 1995 to 1999 as Chairman, Chief Executive Officer and President of GenCorp. He is a director of TriState Capital Bank and A. Schulman, Inc. He has been a director of CMS Energy and of Consumers Energy since 1994.

YOUR BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE.

VOTING SECURITY OWNERSHIP

We have received a copy of a Schedule 13G filed with the SEC by each of the following companies which indicate their December 31, 2007 holdings of CMS Common Stock as follows:

Name and Address of
Beneficial Owner	Amount of Shares	Percent Ownership

JPMorgan Chase & Co.	24,024,849	10.7%
270 Park Ave New York, NY 10017
FMR LLC.	22,720,014	10.1%
82 Devonshire Street Boston, MA 02109
Lord, Abbett & Co. LLC.	17,333,253	7.7%
90 Hudson Street Jersey City, NJ 07302

Each of these Schedule 13G filings indicate that these shares were acquired in a fiduciary capacity in the ordinary course of business for investment purposes. To the knowledge of our management, no other person or entity currently owns beneficially more than 5% of any class of our outstanding voting securities.

The following chart shows the beneficial ownership of CMS Common Stock by the directors and named executive officers of both CMS and Consumers:

Shares
Name	Beneficially Owned*

Merribel S. Ayres	12,630
Jon E. Barfield	5,976
Richard M. Gabrys	9,087
David W. Joos	873,655
Philip R. Lochner, Jr.	9,087
Michael T. Monahan	16,644
Joseph F. Paquette, Jr.	47,360
Percy A. Pierre	22,730
Kenneth L. Way	48,324
Kenneth Whipple	72,993
John B. Yasinsky	19,972
Thomas J. Webb	243,267
John G. Russell	257,355
Thomas W. Elward	173,310
James E. Brunner	82,731
John M. Butler	66,600
All directors and executive officers**	2,585,495

*	All shares shown above are as of March 28, 2008. Restricted stock awards and exercisable options are included in the shares shown above. Messrs. Joos, Webb, Russell, Elward, Brunner, and Butler, as well as all other executive officers of CMS and Consumers as a group, held restricted stock of 428,800; 147,100; 161,400; 75,000; 71,100; 66,600 and 164,800 shares, respectively, as of March 28, 2008. Messrs. Joos, Webb, Russell, Elward, Brunner, and Butler, as well as all other executive officers of CMS and Consumers as a group, owned options to acquire 247,000; 0; 34,000; 50,000; 0; 0 and 369,919 shares, respectively, as of March 28, 2008.

**	All directors and executive officers includes executive officers of both CMS and Consumers; the directors of CMS and Consumers are the same individuals, as disclosed earlier in this proxy statement. As of March 28, 2008, the directors and executive officers of CMS and Consumers individually and collectively owned 1.1% of the outstanding shares of CMS Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the SEC reports of beneficial ownership and changes in such ownership of any of CMS or Consumers equity securities or related derivative securities. To management’s knowledge, based upon a review of reports filed with the SEC and representations received from our executive officers and directors, during the year ended December 31, 2007, CMS and Consumers executive officers and directors made all required Section 16(a) filings on a timely basis.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The Compensation Discussion and Analysis describes the rationale and processes used by the Corporation as well as the compensation amounts provided to our CEO, CFO, and the three most highly-compensated executive officers of CMS and Consumers other than the CEO and CFO. In 2007 our adjusted earnings per outstanding share of CMS Energy common stock (“Common Stock”) (“Plan EPS”) was $.84, which was below the target of $.85 and our corporate free cash flow (“CFCF”) was $1.6 billion which was above the target of $1.25 billion. This resulted in an annual bonus payout of 148% of target. From August 2004 to August 2007 (the performance cycle for the 2004 restricted stock awards which vested in 2007) our total shareholder return (“TSR”) was over 90% which was greater than our target of 30% and also greater than the Peer Group median TSR of 38% which resulted in a maximum payout of 150%, under our long-term incentive plan. This illustrates our compensation philosophy of providing above target compensation for above target performance. This discussion and analysis includes the objectives and elements of our compensation program including cash compensation, equity compensation, perquisites, deferred compensation and post-termination compensation. It explains the process and analysis used in determining the amounts depicted in the Summary Compensation Table as well as the other compensation tables that follow and provides more detail of the various specific forms of compensation provided to the named executive officers (“NEOs”).

Objectives of Our Compensation Program

The Compensation and Human Resources Committees (the “Committee”) of our Boards of Directors (the “Board”) have responsibility for approving the compensation program for our NEOs. The Committee acts pursuant to a charter that has been approved by our Board and is available on our website. The program is organized around four principles:

NEO Compensation Should Be Aligned With Increasing Shareholder Value.  We believe that a substantial portion of total compensation should be delivered in the form of equity in order to align the interests of our NEOs with the interests of our shareholders. In 2007, 80% of equity compensation provided to NEOs was granted in the form of performance-based restricted stock, which vests if, and only to the extent that, specific performance goals approved by the Committee are met. The remaining 20% of equity compensation provided to NEOs in 2007 was granted in the form of tenure-based restricted stock, which vests in three years provided the NEO has not voluntarily resigned or been terminated prior to the vesting date.

Our Compensation Program For NEOs Should Enable Us to Compete for First-Rate Executive Talent.  Shareholders are best served when we can attract, retain and motivate talented executives with compensation packages that are competitive and fair. We create a compensation package for NEOs that delivers salary, annual incentives and long-term incentives at the 50th percentile of the market, as defined by a Committee-approved 16-company peer group. The peer group consists of energy companies comparable in business focus and size to CMS with which we might compete for executive talent (the “Peer Group”). The compensation package also provides executives the opportunity to earn approximately at the 75th percentile compensation of the Peer Group based on superior performance, through bonus and equity awards. To assist in this process, the Committee engages a nationally-known compensation consulting firm, Watson Wyatt, to provide advice and information regarding compensation practices of the Peer Group. Where Peer Group data is not available, information from published surveys of compensation in the public utility sector and general industry is used. In selecting members of the peer group, financial and operational characteristics are considered. The criteria for selection of the Peer Group included comparable revenue, approximately $3.5 billion to $14 billion (ranging from approximately one-half to two times that of CMS), relevant industry group (utility or energy services industry), similar business mix (revenue mix between regulated and non-regulated operations) and availability of compensation and financial performance data. In 2007, the Peer Group was initially comprised of 20 companies but was reduced to the following 16 companies due to mergers and consolidations within the industry:

Alliant Energy	Energy East	Progress Energy
Ameren	Integrys Energy Group	TECO Energy
Atmos Energy	NiSource	Wisconsin Energy
Centerpoint Energy	Northeast Utilities	Xcel Energy
Consolidated Edison	OGE Energy
DTE Energy	Pepco Holdings

NEO Compensation Should Reward Measurable Results.  As noted, the 2007 equity compensation plan is 80% performance-based. Base salary is reviewed annually and adjusted based on a variety of factors including each NEO’s overall performance. In making its determinations, the Committee receives base salary recommendations from the CEO for NEOs other than the CEO, as well as input of market and Peer Group data from Watson Wyatt. CEO base salary is determined solely by the Committee based on market and Peer Group data from Watson Wyatt and overall CEO performance. Bonuses, the other form of cash compensation, provide for award opportunities to each NEO under the Annual Officer Incentive Compensation Plan (“Bonus Plan”) (which pays bonuses on the basis of performance over a one-year period) that, for 2007, were targeted at 45% to 65% of each NEO’s base salary, but may range from zero to two times the target level depending on performance against specific targets. Bonuses under the Bonus Plan are paid if, and only if, corporation goals, approved by the Committee, are attained.

Our Compensation Program Should Be Fair and Competitive.  We strive to create a compensation program that will be perceived as fair, both internally and externally. This is accomplished by comparing the compensation that is provided to our NEOs to:

•	the compensation, as described above, provided to officers of the companies in the Peer Group and, the compensation reported in the published surveys, as a means to measure external fairness;

•	other senior employees of CMS, as a means to measure internal fairness; and

•	individual performance.

The Elements of Our Compensation Program

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why we chose to include the items in the compensation program. Tally sheets are prepared for each of the NEOs and provided to the Committee. These tally sheets were prepared by Watson Wyatt and our human resources department. Each of these tally sheets presents the dollar amount of each component of the NEO’s compensation, including current cash compensation (annual base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation.

These tally sheets reflect the annual compensation for the NEO (both target and actual), as well as the potential payments under selected performance scenarios and termination of employment and change-in-control scenarios. With regard to the performance scenarios, the tally sheets demonstrate the amounts of compensation that would be payable under threshold, target and maximum payouts under our stock plan. For value of termination of employment and change-in-control payments, the amounts are determined under each of the potential termination or change-in-control scenarios that are contemplated in the NEO severance agreements and under our stock plan.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our NEOs, as well as information about wealth accumulation, so that an analysis can be made of both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation.

Tally sheet information is used in various aspects of the analysis and compensation decision making process including consideration of the management team’s internal pay equity.

Cash Compensation

Our 2007 compensation program for NEOs was designed so that, subject to performance, the percentage of cash compensation paid to our NEOs is comparable to that paid to NEOs of the Peer Group. That strategy resulted in cash payments (as a percentage of cash and equity compensation) representing approximately 41% for the CEO to 66% for the sixth NEO. The range and mix of 41% for the CEO to 66% for the sixth NEO is set to align with the Peer Group. Cash compensation is paid in the form of salary and annual incentive. Salary is included in the NEO’s annual compensation package because we believe it is appropriate that some portion of NEO compensation is provided in a form that is fixed and liquid. Performance-based bonuses are included in the package because they permit us to provide an incentive to our NEOs to accomplish specific annual goals. Performance priorities for CMS serve as the basis for selecting the Bonus Plan goals. For 2007, the Bonus Plan was based on our success in meeting established CMS adjusted earnings per share and corporate free cash flow goals described later. The components comprising the cash portion of total compensation are described below.

Salary.  Base salary for NEOs for any given year is generally agreed to by the Committee at the final scheduled meeting of the previous year. Increases or decreases in base salary on a year-over-year basis are primarily dependent on the NEO’s position within the salary range, Peer Group, and market data, as well as past and expected future contributions of each individual. In fixing salaries, we are mindful of our overall goal to keep cash compensation, including salary and target bonus, for our executive officers near the 50th percentile of cash compensation paid by companies in our Peer Group. The increases in base salaries for NEOs in 2007 were as follows: Mr. Joos (5.7%); Mr. Webb (4.0%); Mr. Russell (7.6%); Mr. Elward (5.1%); Mr. Brunner (6.3%) and Mr. Butler (4.0%).

Annual Officer Incentive Compensation Plan.  We have one cash bonus plan, the Bonus Plan, in which NEOs participate. The Bonus Plan pays out on the basis of the achievement of goals set for a single fiscal year. The Bonus Plan was approved by shareholders at the Annual Meeting of Shareholders in 2004. This plan, which is described below, provides cash compensation to NEOs only if, and to the extent that, performance conditions approved by the Committee are met. Target bonuses under the Bonus Plan were agreed to in February 2007, by the Committee. Commencing in January 2008 target bonuses are set in January of each year.

In determining the amount of target bonuses under the Bonus Plan, we consider several factors, including:

•	the target bonus level, and actual bonuses paid, in recent years;

•	the relative importance, in any given year, of each performance factor goal established pursuant to the Bonus Plan; and

•	the advice of Watson Wyatt as to compensation practices at other companies in the Peer Group and the utility industry.

Performance objectives for the Bonus Plan are developed each year through an iterative process. Based on a review of business plans, management, including the CEO, develops preliminary recommendations. Based upon the strategic priorities of CMS, the Committee reviews management’s recommendations and approves final goals. In establishing final goals, we strive to ensure that the incentives provided pursuant to the Bonus Plan are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained, will be consistent with our overall NEO compensation program. The Committee reserves the discretion to reduce or eliminate bonuses under the Bonus Plan. The Committee did not exercise this discretion in 2007.

Actual payments, if any, under the Bonus Plan can range, on the basis of performance, from 25% (threshold) to 200% (maximum) of the target bonus.

Corporate Performance Goals: The Bonus Plan payout (“Performance Factor%”) for 2007 depended on corporate performance in two areas: adjusted earnings per outstanding share of CMS Energy common stock (“Common Stock”) (“Plan EPS”); and the corporate free cash flow of CMS (“CFCF”). Under the Bonus Plan, Plan EPS means EPS as determined in accordance with generally accepted accounting practices excluding asset sale costs, accounting changes, large restructuring and severance costs, legal and settlement costs for round trip trading and gas price reporting litigation, regulatory recovery for prior year changes, mark to market amounts greater than plus or minus $.05 per share of budget, and early debt retirement option premiums. Under the Bonus Plan, CFCF means CMS consolidated cash flow from operating activities excluding restricted cash flow, common dividends, financing, and adjusted for Gas Cost Recovery. For 2007, Plan EPS performance constituted one-half of the composite plan performance factor and CFCF performance constituted the remaining one-half of the composite plan performance factor. These percentages reflect the fact that in 2007 earnings per share and CFCF were equally important as strategic priorities for CMS. Under the 2008 Bonus Plan, there is a minimum payout if either a threshold Plan EPS performance factor of $.10 less than target is achieved or a threshold CFCF performance factor of $100 million less than target is achieved.

Annual Award Formula: Annual awards for each eligible officer are based upon a standard award percentage of the officer’s base salary for the performance year. The maximum amount that can be awarded under the Bonus Plan to any one person cannot exceed $2.5 million in any one performance year. This Bonus Plan provision is an upper limit and not reachable by current payout formulas. Annual awards for officers are calculated and made as follows: Individual Award = Base Salary times Standard Award Percentage times Performance Factor%. The standard award percentages for officers are based on individual salary grade levels and remain unchanged from the 2004 Bonus Plan. Standard Award percentages of base salary for NEOs in 2007 were as follows: Mr. Joos (65%); Mr. Webb (55%); Mr. Russell (55%); Mr. Elward (50%); Mr. Brunner (50%) and Mr. Butler (45%). Based on a review of the Peer Group market data and an analysis of tally sheets, the Committee approved an increase in the Standard Award Percentage for the CEO from 65% to 100% and for the President and COO of Consumers from 55% to 60%, both effective January 1, 2008.

Actual 2007 EPS was $.84, which was below the target of $.85, resulting in achievement of 96% of target and a 48% payout. CFCF was $1.615 billion which was above the target of $1.250 billion, resulting in achievement of 200% of target and a 100% payout. The total payout for both factors combined was 148% of target award level. The Committee decided to exclude the $519 million Zeeland plant purchase, which was not included in the 2007 budget but was completed in December 2007, from what constitutes CFCF. Completing the purchase in 2007 provided significant benefits including certain tax benefits to Consumers that would otherwise not have been available had the transaction been completed in 2008.

Over the past five years, the Corporation has achieved performance in excess of the target level five times but has not achieved the maximum performance level. The payout percentage over the past five years has been between approximately 130% and 150% of the participant’s target award opportunity with an average approximate payout percentage over the past five years of 140% of the target award opportunity. Generally, the threshold, target and maximum levels are set such that the relative difficulty in achieving the target level is consistent from year to year.

Equity Compensation

Performance Incentive Stock Plan.  As previously indicated, we pay a substantial portion of NEO compensation in the form of equity awards because we believe that such awards serve to align the interests of NEOs and our shareholders. Equity awards to our NEOs are made pursuant to our Performance Incentive Stock Plan (“Stock Plan”) approved by shareholders in 2004. The Stock Plan permits awards in the form of stock options, stock appreciation rights, restricted stock, phantom shares, and performance units. At the present time, we believe that performance-based restricted stock is the most effective form of equity compensation because of the greater alignment it creates with shareholders than stock options, stock appreciation rights, phantom shares or performance units. A majority (80%) of restricted stock granted in 2007 is performance-based and vests 100% three years after the original grant date assuming the achievement of pre-established TSR goals. One half of the performance-based portion of the award is based on the achievement of an absolute TSR level ranging from 15% to 39% and one-half of the award is based on a relative TSR comparison to the Peer Group. A fifty/fifty ratio is used to incent both absolute and relative performance. The threshold for achievement of the relative TSR goal is 15 percentage points below the Peer Group median, target is Peer Group median and maximum is 15 percentage points above Peer Group median. In 2007, the Committee approved the award of restricted stock to NEOs that will vest in 2010 assuming the above referenced shareholder return targets are met. The TSR targets and percentages are reviewed each year by the Committee. Starting and ending stock prices for TSR determination are established based on the 20-day average prior to award date and vesting date and include all dividends paid during the performance period. These dates are established well in advance at its August Committee meeting each year. These awards could vest, if at all, in an amount ranging from 50% to 150% of the specified target level of award based on the TSR over the three-year performance period. The remaining 20% of the 2007 restricted stock award is granted based on the NEO remaining employed by the Corporation until August 9, 2010. This portion may also vest if the NEO retires from the Corporation after age 55 and after August 9, 2008. In 2007, the restricted stock awards from 2004 completed the three-year performance cycle. Our TSR for that three-year period (from August, 2004 to August 2007) was over 90% and our target was 30%. The median TSR for our Peer Group was 38%. Based on the original provisions of those grants, 150% of the original number of shares granted, vested in 2007.

The amount of equity compensation that is provided to each NEO in a given year is generally determined by guidelines based on the salary grade of each NEO. The guidelines are dependent on an assessment, for that year, of the appropriate balance between cash and equity compensation. In making that assessment, we consider factors such as retention and incentive practices and the relative percentages of cash and equity paid by the Peer Group companies, as reported to us by Watson Wyatt. The Committee receives restricted stock grant recommendations from the CEO for NEOs other than the CEO. CEO restricted stock grants are determined based principally on market and Peer Group data from Watson Wyatt and overall CEO performance. In 2007, grants of restricted stock, as a percentage of cash and equity (assuming performance at target levels), were approximately 63% for the CEO and 34% for the sixth NEO. This mix of equity and cash compensation gives our NEOs a substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short- and long-term performance goals.

Practices Regarding the Grant of Options.  We have generally followed a practice of having all grants to our officers made on a single date each year. From 2000 to 2003, these awards were granted at the Committee’s regularly-scheduled meeting in August. There have been no stock option grants since August of 2003. We do not otherwise have any program, plan, or practice to time annual stock option grants to our executives in coordination with the release of material non-public information.

All stock option awards made to our NEOs, or any other employees or directors, have been made pursuant to our Stock Plan. All stock options under the Stock Plan have been granted with an exercise price equal to the fair market value of our Common Stock on the date of grant. Fair market value is defined under the Stock Plan to be the closing market price of a share of our Common Stock on the date of grant. We do not have any program, plan, or practice of awarding stock options and setting the exercise price based on the Common Stock’s price on a date other than the grant date. We do not have a practice of determining the exercise price of stock option grants by using average prices (or lowest prices) of our Common Stock in a period preceding, surrounding or following the grant date.

The Committee has no intention to grant stock options at this time to our NEOs or any other employees or directors.

Perquisites

As part of our competitive compensation plan, our NEOs receive various perquisites provided by or paid for by us. For 2007, these perquisites include tax and financial planning services, a $500 reimbursement for executive physical examinations and long-term disability insurance. For 2008, the tax and financial planning services perquisite was eliminated and base salary for affected officers was adjusted. For 2008, the Committee also approved annual physical examinations for all NEOs at a facility of CMS’ choosing and at CMS’ expense to replace the executive physical examination program that previously provided for a reimbursement to the NEOs.

Perquisites provided to our NEOs are reviewed on a regular basis in an attempt to ensure that they continue to be appropriate in light of the Corporation’s overall goal of designing a compensation program for NEOs that maximizes the interests of our shareholders.

Deferred Compensation Plans

We have two plans that allow certain employees, including NEOs, to defer receipt of salary and/or bonus payments. The Bonus Plan allows for deferral of up to 100% of bonuses. CMS does not match bonus amounts that are deferred. The Deferred Salary Savings Plan (“DSSP”) allows an eligible participant to defer from 1% to 6% of salary in excess of the Internal Revenue Code (“IRC”) compensation limit ($225,000 in 2007) and receive a 60% match from CMS. In addition, a DSSP eligible participant may elect an additional deferral of up to 50% of the participant’s salary for the calendar year. This additional deferral is not eligible for a CMS match. The combined maximum total deferral amount is 56%.

The deferred compensation is funded by CMS; however, participants have only an unsecured contractual commitment from us to pay the amounts due under both the Bonus Plan and the DSSP. The funds transferred to the mutual fund family are considered general assets of CMS and are subject to claims of creditors.

We offer these plans to permit highly taxed employees (at their discretion) to defer the obligation to pay taxes on certain elements of compensation that they are entitled to receive. The provisions of the DSSP and Bonus Plan permit them to do this while also receiving investment returns on deferred amounts, as described above. We believe that provision of these benefits is useful as a retention and recruitment tool as many of the Peer Group companies provide similar provisions to their senior employees.

Post-Termination Compensation

Severance Agreements.  We have entered into severance agreements with certain members of our senior management team, including certain NEOs. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the severance agreements. The severance agreements also contain “Change-in-Control” provisions that provide for benefits, which are generally more substantial than those provided under the severance provisions, upon a qualifying event or circumstances after there has been a “Change-in-Control” of CMS (as defined in the agreements). Additional information regarding the severance agreements and the Change-in-Control provisions, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2007, is found under the heading “Potential Payments upon Termination or Change-in-Control” below. Messrs. Brunner and Butler do not have severance agreements but have Change-in-Control agreements that provide Change-in-Control benefits that are substantially the same as those described above.

We believe that these severance and Change-in-Control arrangements are an important part of overall compensation for NEOs and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern they may have regarding their own continued employment, prior to or following a Change-in-Control. These agreements are useful for recruitment and retention, as all or nearly all of the Peer Group have comparable agreements in place for their senior employees.

The Corporation announced that it is eliminating the position of President and Chief Operating Officer of CMS Enterprises Company, and accordingly, Thomas W. Elward is resigning from that position effective May 31, 2008.

Pension Plans

Consumers Energy Pension Plan.  The Consumers Energy Pension Plan (the “Pension Plan”) is a funded, tax-qualified, noncontributory defined-benefit pension plan that covers certain employees hired before June 30, 2003. Benefits under the Pension Plan are based upon the employee’s years of service and the average of the employee’s 5 highest years of earnings while employed with us and our affiliated companies. This benefit is payable after retirement in the form of an annuity or a lump sum. Earnings, for purposes of the calculation of benefits under the Pension Plan are generally defined to include base salary only. The amount of annual earnings that may be considered in calculating benefits under the Pension Plan is limited by law. For 2007, the annual limitation was $225,000. Each of the NEOs except for Mr. Butler, who was hired after June 30, 2003, participates in the Pension Plan. The Pension Plan is not open to new participants.

Defined Company Contribution Plan.  Employees, including NEOs, hired after June 30, 2003 are not eligible to participate in the Pension Plan. An interim Cash Balance Plan was in effect for employees hired between July 1, 2003 and August 31, 2005. That plan was replaced September 1, 2005 by the current Defined Company Contribution Plan (“DCCP”). Under the DCCP, CMS provides a contribution equal to 5% of regular earnings to the DCCP on behalf of the employee. None of the current NEOs were covered under the Cash Balance Plan and Mr. Butler is the only NEO covered under the DCCP.

Supplemental Pension Plans

Supplemental Executive Retirement Plan.  The Supplemental Executive Retirement Plan (the “DB SERP”) is an unfunded plan that provides out of our general assets an amount substantially equal to the difference between the amount that would have been payable under the Pension Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Pension Plan. In addition, for officers, including NEOs, the DB SERP provides for an additional year of service credit for each year of service until the total of actual and additional service equal 20 years of service and includes any awards under the Bonus Plan as earnings. The maximum benefit under the DB SERP is attained after 35 years (including the additional years of service credit) and no further service credit is provided. Any benefit calculated under the Pension Plan is subtracted from the benefit calculated under the DB SERP. In certain circumstances, we fund trusts established to secure obligations to make payments under the DB SERP, however participants have an unsecured contractual commitment from us to pay the amounts due under this plan. The DB SERP is not open to new participants.

Defined Contribution Supplemental Executive Retirement Plan.  Any employees, including NEOs, who were hired or promoted to an eligible position after March 30, 2006 are not eligible to participate in the DB SERP. Instead, we have a defined contribution SERP (“DC SERP”) for these employees. Under the DC SERP, the Corporation provides an amount equal to 5%, 10% or 15% of employee regular earnings plus any awards under the Bonus Plan, less any amounts taken into account under the DCCP or amounts taken into account under the Pension Plan. Funds equal to the DC SERP are transferred to a mutual fund family at the time CMS makes a contribution. Earnings or losses are based on the rate of return of the mutual funds selected by the participants in the DC SERP. Although the DC SERP is funded by us, participants have an unsecured contractual commitment from us to pay the amounts due under this plan. Mr. Butler, who was hired on July 17, 2006, is the only NEO covered under the DC SERP.

We believe that our pension plans and the SERPs are a useful part of the NEO compensation program and assist in the retention of our senior executives, as benefits thereunder increase for each year that these executives remain employed by us and continue their work on behalf of our shareholders. We have considered the issue of potential overlap between the two long-term focused plans (SERP and equity compensation) and concluded that both are appropriate elements. The SERP is designed to provide a predictable retirement income commensurate with pre-retirement cash compensation levels, and the equity plan is designed to align the interests of NEOs with our shareholders and is performance based and variable. Further, both are market practice and supportive of the philosophy to provide a competitive NEO package.

Employees’ Savings Plans

Employees’ Savings Plan.  Under the Employees’ Savings Plan for Consumers Energy and affiliated companies, a tax qualified retirement savings plan (the “Savings Plan”), participating employees, including NEOs, may contribute a percentage of their regular earnings, into their Savings Plan accounts. NEOs, because they are considered highly compensated, may only contribute up to 12.5% and only up to the Internal Revenue Service (“IRS”) annual dollar limit. In addition, under the Savings Plan, we match an amount equal to 60% of the first 6% of employee regular earnings contributions. Beginning May 1, 2007, we did not match employee contributions in Common Stock. Rather, the matching contribution is allocated among the participant employees’ investment choices. As explained above, participants in our DCCP plan receive a credit of 5% of regular earnings to their Savings Plan. Amounts held in Savings Plan accounts may not be withdrawn prior to the employee’s termination of employment, or such earlier time as the employee reaches the age of 59 1/2, subject to certain exceptions set forth in the regulations of the IRS.

Deferred Salary Savings Plan (“DSSP”).  The Deferred Salary Savings Plan (“DSSP”) allows an eligible participant to defer from 1% to 6% of salary in excess of the Internal Revenue Code (“IRC”) compensation limit ($225,000 in 2007) and receive a 60% match from CMS. In addition, a DSSP eligible participant may elect an additional deferral of up to 50% of the participant’s salary for the calendar year. This additional deferral is not eligible for a CMS match. The combined maximum total deferral amount is 56%. The DSSP participant is required to participate with at least a 6% deferral into the qualified defined contribution Employees’ Savings Plan. Funds equal to the deferred amounts are transferred to a mutual fund family at the time of deferral. Earnings or losses are based on the rate of return of the mutual funds selected by the participants.

We fund trusts established to meet our obligations to make payments under the DSSP; however, participants have an unsecured contractual commitment from us to pay the amounts due under the DSSP.

We maintain the Savings Plans for our employees, including our NEOs, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. We maintain the DSSP because we believe that it is not equitable to limit the matching portion of the program on the basis of a limit that is established by the IRS for purposes of federal tax policy.

Stock Ownership Guidelines

We have established stock ownership guidelines for our officers. These guidelines require our officers to increase their equity stake in CMS and thereby more closely link their interests with those of our long-term shareholders. These stock ownership guidelines provide that, within 5 years of becoming an officer or promotion to a higher ownership requirement, each officer must own (not including unexercised stock options) shares of our common stock with a value of 1 to 5 times their base salary, depending on position. Mr. Joos, as CEO, is required to own 5 times his base salary. All other NEOs are required to own 3 times their base salary except for Mr. Butler who is required to own 2 times his base salary. All NEOs met these guidelines as of December 31, 2007.

We prohibit our officers from engaging in selling short our Common Stock or engaging in hedging or offsetting transactions regarding our Common Stock.

Compensation Deductibility

Section 162(m) of the IRC limits the tax deductibility of compensation in excess of $1 million paid to a corporation’s CEO and to the other three highest compensated executive officers (other than the CEO and CFO) unless such compensation qualifies as “performance-based” and is approved by shareholders. Generally, incentive awards under the terms of the Bonus Plan and awards of stock options under the Stock Plan qualify as performance-based compensation. Awards of restricted stock may qualify as performance-based, if the grant includes performance-based vesting criteria, as was the case with the 2004, 2005, 2006 and 80% of the 2007 awards to the NEOs. Generally, we attempt to ensure the deductibility of all compensation paid; however, the Committee may approve nondeductible compensation if necessary or desirable to achieve the goals of our compensation philosophy.

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT

The Compensation and Human Resources Committees (the “Committee”) of the Boards of Directors of CMS and Consumers (the “Boards”) oversee CMS’ and Consumers’ compensation program on behalf of the Boards. In fulfilling its oversight responsibilities, the Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Committee recommends to the Boards that the Compensation Discussion and Analysis be included in CMS’ and Consumers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2007, CMS’ Proxy Statement on Schedule 14A relating to CMS’ 2008 Annual Meeting of Shareholders and Consumers’ Information Statement on Schedule 14C, each of which will be or has been filed with the Securities and Exchange Commission.

COMPENSATION AND HUMAN RESOURCES COMMITTEE

John B. Yasinsky (Chair)
Philip R. Lochner, Jr.
Michael T. Monahan
Percy A. Pierre

COMPENSATION TABLES

Summary Compensation Table

					Change in
					Pension Value &
					Nonqualified
				Non-Equity	Deferred
			Stock	Incentive Plan	Compensation	All Other
		Salary	Awards (1)	Compensation (2)	Earnings (3)	Compensation (4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

David W. Joos	2007	1,000,000	2,784,946	962,000	1,098,585	63,275	5,908,806
President and CEO, CMS; CEO, Consumers	2006	946,000	1,640,914	860,860	1,377,773	46,861	4,872,408
Thomas J. Webb	2007	624,000	953,229	507,936	400,616	24,365	2,510,146
Exec Vice President & CFO, CMS & Consumers	2006	600,000	741,462	462,000	369,459	21,482	2,194,403
John G. Russell	2007	495,000	678,318	402,930	298,985	28,514	1,903,747
President and COO, Consumers; and deemed CMS Executive Officer	2006	460,000	541,664	354,200	388,826	27,172	1,771,862
Thomas W. Elward	2007	413,000	471,253	512,120	406,556	27,999	1,830,928
President and COO, CMS Enterprises; and deemed CMS Executive Officer	2006	393,000	571,169	275,100	495,245	27,017	1,761,531
James E. Brunner	2007	372,000	425,441	275,280	428,748	28,018	1,529,487
Senior Vice President, CMS and Consumers	2006	343,750	244,466	237,271	379,395	24,651	1,229,533
John M. Butler	2007	286,000	247,419	190,476	—	57,166	781,061
Senior Vice President, CMS & Consumers	2006	126,043	110,700	79,744	—	37,943	354,430

(1)	These awards consist of restricted stock awarded between 2001 and 2007 under our Stock Plan that have been expensed in our financial statements for 2006 and 2007. In April 2006 the Stock Plan was amended, to comply with Section 409A of the IRC, requiring acceleration in 2006 of expenses associated with certain prior year grants. Restricted stock awards for 2004-2007 are performance-based (80% of the 2007 awards were performance-based) and vest 100% three years after the original grant date assuming the achievement of pre-established TSR goals. One-half of the award is based on the achievement of an absolute TSR level ranging from 15% to 39% and one-half of the award is based on a relative comparison to the Peer Group. The amounts are based on the aggregate grant date fair value of the award determined pursuant to the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123R Share Based Payment (“FAS 123R”) and take into account the expected common stock dividend yield associated with the 2007 award. See Note 10 Stock Based Compensation to the Consolidated Financial Statements included in CMS’ Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For 2002-2003 restricted stock awards are tenure-based.

(2)	This compensation consists of cash awards under our Bonus Plan. These cash awards were earned in 2007 but were approved by the Committee in February and paid in March of 2008. For Mr. Elward, this compensation includes a cash award under a Committee approved deal close incentive plan that paid 50% of base salary based on the total cash received for the sale of specified assets of CMS Enterprises. An additional deal close incentive payment may be made in July 2008 depending upon final results.

(3)	The amounts shown in this column represent the aggregate annual increase, as of November 30 of each applicable year, in actuarial values of each of the NEO’s benefits under our Pension Plan and DB SERP.

(4)	Detail supporting all other compensation for 2007 is reflected in the All Other Compensation Table below.

Total compensation for the CEO is currently 2.4 times greater than the next highest compensated NEO (the CFO). The difference is primarily attributable to the difference in compensation between the Peer Group median total compensation for CEO and the Peer Group median total compensation for the CFO. This is lower than and in line with the Peer Group ratio, as reported by Watson Wyatt, which was 3.3 times higher for the CEO than the CFO.

2007 All Other Compensation

				Registrant
	Personal			Contributions		Life and
	Tax &	Registrant		to Nonqualified		Disability
	Financial	Contributions		Deferred		Insurance and
	Planning	to Company		Compensation		Executive
	Services	Savings Plan		Plans (a)		Physicals	Other (b)	Total
Name	($)	($)		($)		($)	($)	($)

David W. Joos	5,000	8,100		27,900		7,805	14,470	63,275
Thomas J. Webb	5,000	8,100		—		11,265	—	24,365
John G. Russell	5,000	8,100		9,720		5,694	—	28,514
Thomas W. Elward	1,200	8,100		6,768		11,931	—	27,999
James E. Brunner	3,000	8,100		5,292		11,626	—	28,018
John M. Butler	3,290	19,350	(c)	27,520	(d)	4,785	2,221	57,166

(a)	The amounts reflected in this column are also disclosed in the subsequent Nonqualified Deferred Compensation Table (column (c)).

(b)	Other includes: Mr. Joos, perquisite includes the full cost of a charter aircraft required to attend a family funeral and return in time to attend the 2007 annual shareholder meeting as well as a matching gift contribution made by the Corporation to a charitable organization to which he made a contribution; and Mr. Butler, relocation reimbursement.

(c)	Includes: $11,250 contributed by the Corporation under the Defined Company Contribution Plan provisions of the Savings Plan.

(d)	Includes: $25,324 contributed by the Corporation under the DC SERP.

2007 Grants of Plan-Based Awards

									Grant
									Date Fair
									Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			All Other	Stock and
		Non-Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Stock	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards (3)	Awards(4)
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

David W. Joos	8/08/07	—	—	—	57,520	115,040	172,560	28,760	1,927,265
	—	162,500	650,000	1,300,000	—	—	—	—	—
Thomas J. Webb	8/08/07	—	—	—	16,840	33,680	50,520	8,420	564,241
	—	85,800	343,200	686,400	—	—	—	—	—
John G. Russell	8/08/07	—	—	—	20,960	41,920	62,880	10,480	702,286
	—	68,063	272,250	544,500	—	—	—	—	—
Thomas W. Elward	8/08/07	—	—	—	0	0	0	0	0
	—	51,625	206,500	413,000	—	—	—	—	—
James E. Brunner	8/08/07	—	—	—	12,640	25,280	37,920	6,320	423,516
	—	46,500	186,000	372,000	—	—	—	—	—
John M. Butler	8/08/07	—	—	—	5,840	11,680	17,520	2,920	195,675
	—	31,175	128,700	257,400	—	—	—	—	—

(1)	This compensation consists of cash awards under our Bonus Plan. For each NEO, the actual payment was 148% of target and is reported as Non-Equity Incentive Plan compensation in the Summary Compensation Table. These cash awards were earned in 2007 but were approved by the Committee in February 2008 and paid in March 2008. Under the Bonus Plan, the threshold payout is 25% of the target payout and the maximum payout is 200% of the target payout.

(2)	These awards consist of restricted stock awarded under our Stock Plan. Eighty percent of the 2007 restricted stock awards are performance-based and vest 100% three years after the original grant date assuming the achievement of TSR goals. One-half of the performance-based portion of the award is contingent on the achievement of an absolute TSR level ranging from 15% to 39% and one-half of the performance-based portion of the award is contingent on a relative comparison to the Peer Group.

(3)	The remaining 20% of the 2007 restricted stock awards are based upon tenure only and are reflected separately in this column.

(4)	The amounts are based upon on the aggregate grant date fair value of the award determined pursuant to FAS 123R.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During 2007, none of the NEOs were employed pursuant to an employment agreement with CMS or Consumers. Four NEOs have entered into Executive Severance Agreements which have change-in-control provisions and two NEOs have entered into Change-in-Control Agreements with us. Please see Potential Payments Upon Termination or Change-in-Control below for a description of such agreements.

Restricted Stock Awards

During 2007, we granted restricted stock to each of our NEOs pursuant to our Stock Plan. Restricted stock awarded in 2007 under the Stock Plan will vest in 2010 on the third anniversary of the date of grant. The vesting for 80% of the award is subject to satisfaction of certain TSR targets. These portions of the awards could vest, if at all, in an amount ranging from 25% to 150% of the specified target level of total return over the three-year performance period. Restricted stock awards include the right to vote and right to receive dividends, but may not be sold or transferred during the vesting period. Dividends on restricted stock will be earned and paid on the same terms and at the same rate as that paid on Common Stock and, at the option of the holder, are either paid in cash or reinvested into additional shares of Common Stock.

In 2007, the Committee established potential cash bonuses for each of our NEOs under the Bonus Plan. The amount of the potential bonuses was tied to satisfaction of Plan EPS and CFCF targets approved by the Committee. In each case, the Bonus Plan bonuses were earned by the NEOs at 148% of the target level and are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Salary and Bonus in Proportion to Total Compensation as defined by the Summary Compensation Table

Our NEOs generally receive from 33% to 61% of their compensation in the form of base salary and cash incentive awards under our Bonus Plan. As noted in the Compensation Discussion and Analysis section, we believe that a substantial portion of each NEO’s compensation should be in the form of equity awards. We believe that our current compensation program gives our NEOs substantial alignment with shareholders, while also permitting us to provide incentive to the NEOs to pursue specific short- and long-term performance goals. Please see the Compensation Discussion and Analysis above for a description of the objectives of our compensation program and overall compensation philosophy.

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards(1)			Stock Awards
							Equity
						Equity	Incentive
						Incentive	Plan
						Plan	Awards:
						Awards:	Market or
						Number of	Payout Value
					Market	Unearned	of Unearned
				Number of	Value	Shares,	Shares,
	Number of			Shares or	of Shares or	Units or	Units or
	Securities			Units of	Units of	Other	Other
	Underlying			Stock	Stock	Rights	Rights
	Unexercised	Option		That Have	That Have	That Have	That Have
	Options -	Exercise	Option	Not Vested	Not Vested	Not Vested	Not Vested
	Exercisable	Price	Expiration	(2)	(3)	(2)(4)	(3)(4)
Name	(#)	($)	Date	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

David W. Joos	18,000	43.3750	8/22/08	53,760	934,349	562,560	9,777,293
	32,000	39.0625	8/21/09
	32,000	17.0000	3/23/10
	50,000	31.0400	3/21/11
	50,000	20.0000	10/27/11
	65,000	22.2000	3/21/12
Thomas J. Webb	—	—	—	23,420	407,040	185,520	3,224,338
John G. Russell	8,000	34.8750	10/23/09	15,480	269,042	218,880	3,804,134
	10,000	31.0400	3/21/11
	16,000	22.2000	3/21/12
Thomas W. Elward	8,000	43.3750	8/22/08	5,000	86,900	105,000	1,824,900
	12,000	39.0625	8/21/09
	14,000	31.0400	3/21/11
	16,000	22.2000	3/21/12
James E. Brunner	—	—	—	6,820	118,532	96,420	1,675,780
John M. Butler	—	—	—	42,920	745,950	35,520	617,338

(1)	All outstanding options have already vested.

(2)	Vesting dates for the outstanding shares of restricted stock (based upon a combination of tenure-based awards reflected at the original share amounts granted and performance-based awards reflected at the ’maximum’ levels allowable under the Stock Plan) are as follows:
Mr. Joos: 187,500 (8/10/08); 25,000 (8/22/08); 202,500 (8/9/09); and 201,320 (8/8/10).
Mr. Webb: 67,500 (8/10/08); 15,000 (8/22/08); 67,500 (8/9/09) and 58,940 (8/8/10).
Mr. Russell: 75,000 (8/10/08); 5,000 (8/22/08); 81,000 (8/9/09); and 73,360 (8/8/10).
Mr. Elward: 52,500 (8/10/08); 5,000 (8/22/08); and 52,500 (8/9/09).
Mr. Brunner: 13,500 (8/10/08); 500 (8/22/08); 45,000 (8/9/09); and 44,240 (8/8/10).
Mr. Butler: 40,000 (7/17/09); 18,000 (8/9/09); 20,440 (8/8/10).

(3)	Based upon the December 31, 2007 closing price of Common Stock of $17.38 per share.

(4)	Per SEC regulations, the shares and dollars disclosed in the above table in columns (g) and (h), are based upon the maximum award allowable under the Stock Plan.

2007 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized On	Acquired on	Realized On
	Exercise	Exercise	Vesting	Vesting(1)
Name	(#)	($)	(#)	($)
(a)	(b)	(c)	(d)	(e)

David W. Joos	200,000	2,097,580	187,500	3,002,125
Thomas J. Webb	150,000	1,624,095	88,750	1,422,088
John G. Russell	—	—	74,750	1,192,388
Thomas W. Elward	20,000	192,058	60,000	958,175
James E. Brunner	—	—	9,500	151,155
John M. Butler	—	—	—	—

(1)	Restricted stock vesting reflects awards originally granted in the years 2002 and 2003 that partially vested in 2007 and awards originally granted in 2004 that totally vested in 2007. The value realized is based upon the Common Stock closing price on the three 2007 vesting dates ($17.15 on 7/24/07, $16.11 on 8/22/07 and $15.90 on 8/27/07). In 2007, the restricted stock awards from 2004 completed the 3 year performance cycle. Our TSR for that three year period (from August, 2004 to August 2007) was over 90% and our target was 30%. The median TSR for our Peer Group was 38%. Based on the original provisions of those grants, 150% of the original number of shares granted vested in 2007.

2007 Pension Benefits

		Number of	Present
		Years	Value of	Payments
		Credited	Accumulated	During Last
		Service(1)	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
(a)	(b)	(c)	(d)	(e)

David W. Joos	Pension Plan	27.96	723,217	—
	DB SERP	35.00	6,760,510	—
Thomas J. Webb	Pension Plan	5.55	155,214	—
	DB SERP	10.99	1,360,448	—
John G. Russell	Pension Plan	26.00	492,676	—
	DB SERP	27.17	1,247,986	—
Thomas W. Elward	Pension Plan	35.00	1,181,243	—
	DB SERP	35.00	2,435,273	—
James E. Brunner	Pension Plan	30.73	784,598	—
	DB SERP	35.00	968,959	—
John M. Butler(2)	Pension Plan	N/A	N/A	—
	DB SERP	N/A	N/A	—

(1)	Under the DB SERP, the plan provides for an additional year of service credit for each year of service (“preference service”) until the total of actual and additional service equal 20 years of service (during the first 10 years of service). After this limit is reached, no additional preference service is provided. The addition of preference service to the DB SERP benefit formula provides an increase to the DB SERP non-qualified benefit but does not affect the qualified pension plan benefit.

(2)	Mr. Butler, who was hired after June 30, 2003, is not eligible to participate in the Pension or DB SERP Plans. See the All Other Compensation and the Nonqualified Deferred Compensation tables and the corresponding footnotes for more details.

The Pension Plan is a funded, tax-qualified, noncontributory defined benefit pension plan. Benefits under the Pension Plan are based on the employee’s years of service, age at retirement and the sum of the five highest calendar years of base pay divided by 60. Base pay excludes overtime pay and bonuses. Base pay for purposes of calculating a benefit cannot exceed the annual compensation limit established by law, which is $225,000 for 2007. Benefits are payable at retirement. A participant is vested in his or her benefit after 5 years of service. The standard form of benefit for an unmarried retiring employee is a life annuity. The standard form of benefit for a married retiring employee is a 50% joint and survivor annuity. The Pension Plan offers retiring employees additional forms of joint and survivor annuities, allowing retirees to select an alternative most suitable to their financial planning needs. An unmarried retiring employee may elect to have his or her benefit paid in the form of a single sum. A married retiring employee must receive the notarized consent of his/her spouse in order to elect a single sum payment. The benefit formula provides an annuity equal to 2.1% for the first 20 years of service and 1.7% for the next 15 years of service, to a maximum percentage of 67.5% for 35 years of service. This amount is subject to the Social Security adjustment which is .5% multiplied by 1/12th of the average of the participant’s 3 most recent years of compensation, up to the maximum Social Security covered compensation for each year of service counted in the formula. To the extent an employee exceeds 35 years of service under the Pension Plan, an additional $20 per month is added to the annuity for each full year of service above 35. This benefit is added to the life annuity after the adjustment for Social Security. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The Pension Plan retirement benefit is unreduced at age 62. The Pension Plan provides an add-on benefit for long-term employees when an employee retires on or after age 58 and has 30 or more years of service.

This add-on benefit is equal to the participant’s accrued retirement income as of September 1, 2000, if any, multiplied by the early retirement percentage at the time of the employee’s retirement, and is added to the retiring employee’s retirement annuity. The present value information contained in this report is based on a discount rate prescribed by the SEC and applied using the age at which a benefit is unreduced. Early retirement subsidies provided by the benefit formula of the Pension Plan and the actual discount rate required by the U.S. Department of Treasury may provide a greater present value to a participant retiring on or after age 55 but prior to the age of an unreduced benefit.

The Pension Plan also provides a temporary monthly Supplement Early Retirement Income (“SERI”) subsidy to participants, payable at retirement if the participant is at least age 55 but not more than 62, age-plus-service equals 80 or greater, and his or her monthly life annuity benefit does not exceed $2,200. The SERI maximum is reduced by 4% for each full or partial year the participant has less than 30 years of service. The SERI portion of the benefit ceases at age 62. The Pension Plan provides a pre-retirement survivor benefit to the spouse of a married employee or one named beneficiary of an unmarried employee. The Pension Plan provides a disability retirement benefit to employees with at least 15 years of service who are found by CMS to be totally and permanently disabled. Payments continue until the participant recovers from the disability, elects early retirement or reaches the normal retirement age of 65, at which point the participant converts to a pension benefit using the formula detailed above. The monthly disability benefit is determined by multiplying $26.00 by years of plan service, plus an additional $350 per month if the participant does not qualify for any Social Security benefit. The minimum monthly disability benefit is $450.

The Pension Plan currently limits the annual annuity benefit under Section 415 of the IRC to no more than $180,000 payable at age 65. Messrs. Joos, Webb, Elward and Brunner are currently eligible to elect early retirement and only Mr. Elward does qualify for the add-on benefit. The remaining NEOs are below the minimum retirement age of 55. The Present Value of Accumulated Benefit column above is determined using the FAS 87 discount rate (currently 5.75%) and the FAS 87 mortality for annuities (currently based on the 2000 mortality table with projected mortality improvements). Pension Plan benefits are subject to domestic relations orders.

The DB SERP is an unfunded non-qualified supplemental defined benefit plan which provides benefits based on pay, bonuses and added service that are not provided by the Pension Plan. The benefit formula used to determine the DB SERP annuity is the same as that used for the Pension Plan. The DB SERP does not contain an add-on benefit. The Pension Plan annuity is subtracted from the DB SERP annuity to determine the annuity payable from the DB SERP. Although a rabbi trust (a trust that is established for the benefit of its participants except that creditors of the Company can obtain resources of the trust) has been established by the Corporation for purposes of paying DB SERP benefits, participants have an unsecured contractual commitment from CMS to pay the amounts due under this plan. Under the DB SERP, a participant must have 5 full years of participation in the DB SERP and reach a minimum age of 55 to be able to receive the retirement benefit discussed above. Participants with 5 full years of service who voluntarily terminate service with CMS prior to age 55 receive a benefit without inclusion of bonuses and added service. Payments to all participants who terminate service prior to age 55 received their vested benefit starting the first of the month on or after their 55th birthday at a level equal to 38.3% of the age 65 benefit. A participant whose services are terminated for any reason prior to attaining 5 full years of actual or disability service is not eligible for payments from the DB SERP except as provided for in any employment agreement. The standard form of benefit is a monthly annuity. At the minimum retirement age of 55, 65% of the normal retirement age (age 65) benefit is available. The DB SERP benefit is unreduced at age 62. A participant may elect a single life annuity, a joint and survivor monthly annuity or a lump sum payment. For purposes of calculating a lump sum payment amount, the expected return on assets rate for the Pension Plan (currently 8.25%) is the interest rate applied using a deferred to age 65 annuity table to determine the value of the lump sum. The Present Value of Accumulated Benefit column in the table above is determined using the FAS 87 discount rate (currently 6.40%) and the FAS 87 mortality for annuities (currently based on the 2000 mortality table with projected mortality improvements). DB SERP benefits are subject to domestic relations orders.

2007 Nonqualified Deferred Compensation (1)

					Aggregate
	Executive	Registrant		Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions		Earnings	Distributions	Balance at
	in Last FY (2)	in Last FY (3)		in Last FY	in Last FY	Last FYE
Name	($)	($)		($)	($)	($)
(a)	(b)	(c)		(d)	(e)	(f)

David W. Joos	46,500	27,900		42,419	—	620,679
Thomas J. Webb	—	—		—	—	—
John G. Russell	16,200	9,720		7,284	—	110,279
Thomas W. Elward	11,280	6,768		4,638	—	89,406
James E. Brunner	8,820	5,292		20	—	29,300
John M. Butler	3,660	27,520	(4)	957	—	38,493

(1)	Nonqualified deferred compensation plans are plans providing for deferral of compensation that does not satisfy the minimum coverage nondiscrimination and other rules that qualify broad-based plans for favorable tax treatment under the IRC. For CMS, this table only includes the DSSP and does not include CMS’ contributions or related CMS match to the Savings Plan which is shown in the 2007 All Other Compensation Table.

(2)	This compensation is also reflected in the Summary Compensation Table — Salary column.

(3)	This compensation is also reflected in the 2007 All Other Compensation table.

(4)	Includes $25,324 contributed under the DC SERP.

An employee who has base salary (excluding any bonus, incentive or other premium pay) before deductions for taxes and other withholdings in excess of the IRC compensation limit ($225,000 for 2007) is eligible and may elect to participate in the unfunded nonqualified tax deferred defined contribution DSSP. A participant in the DSSP may elect in the prior year to defer from 1% to 6% of his or her base salary that exceeds the legal compensation limit and CMS will match 60% of the deferral; provided, however that the participant must also defer at least 6% of base salary under the Savings Plan. In addition, a DSSP eligible participant may elect an additional deferral up to 50% of the participant’s base salary for the calendar year. This additional deferral is not eligible for a Corporation match. The combined maximum total of the two DSSP deferral amounts and the 6% Savings Plan deferral is 56% of base salary. At the time a participant elects a deferral, a distribution election is also made for this class year deferral. Each class year deferral is payable either at a certain date 5 or more years in the future (if the participant is still an employee), upon separation from service with CMS or as a series of payments from 2 to 15 years after separation from service. CMS has elected to outsource the DSSP record keeping to Fidelity Investments. In addition, CMS has elected to place funds with the record keeper to equal CMS’ future obligations; however, the DSSP remains an unfunded deferred compensation plan and any amounts placed with the record keeper are subject to the claims of creditors of CMS. The participant decides how Corporation contributions are invested among a broad array of mutual funds selected by CMS and provided by the record keeper.

Potential Payments upon Termination or Change-in-Control

As noted above under the Compensation Discussion and Analysis — Post-Termination Compensation — Severance Agreements, we have entered into two separate types of agreements with our NEOs regarding termination. Four of the NEOs (Messrs. Joos, Webb, Russell, and Elward) have entered into Executive Severance Agreements (“ES Agreements”) which provide for payments and other benefits if the NEO is terminated under circumstances specified in the ES Agreement at a time when we have not undergone a Change-In-Control (as defined in the ES Agreement). The ES Agreements also provide for payments and other benefits if the NEO is terminated under the circumstances specified in the ES Agreement within two years of a Change-in-Control of CMS. A description of terms of each of these Agreements follows. We have Change-in-Control Agreements (“CIC Agreements”) that two of our NEOs (Messrs. Brunner and Butler) have entered into which provide for payments and other benefits only if the NEO is terminated under the circumstances specified in the CIC Agreements within two years of a Change-in-Control of CMS. Messrs. Brunner and Butler are covered by the Corporation’s Separation Allowance Plan if they are terminated under circumstances specified in that plan at a time when we have not undergone a Change-in-Control.

Executive Severance Agreements.  The ES Agreements provide for payments of certain benefits, as described in the table below, upon termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the ES Agreements is an understanding of the definition of “Cause” that is used in those agreements. For purposes of the ES Agreements:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, arrest for committing an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

•	If the Corporation does not have Cause and terminates a NEO who has an ES Agreement for any reason, the NEO receives the benefits described below.

The ES Agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. They also include noncompete and nonsolicitation provisions that would apply for a period of 12 months following the NEO’s termination of employment and nondisparagement and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment.

Change-in-Control Agreements and Provisions.  All of the ES Agreements and CIC Agreements contain provisions which provide for payments in event of a Change-in-Control. The Change-in-Control provisions (“CIC Provisions”) function in a similar manner to the severance provisions in the ES Agreements, except that NEOs become entitled to benefits under the CIC Provisions only if we have undergone a Change-in-Control during the two-year period prior to the NEO’s termination of employment. A Change-in-Control of CMS is defined in both the ES Agreements and the CIC Agreements to mean:

•	the consummation of certain types of transactions, including mergers and the sale of all, or substantially all, of our assets;

•	the acquisition by any person or entity of the beneficial ownership of securities representing 25% or more of the combined voting power of our then outstanding voting securities;

•	a change in the composition of our Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new Directors elected or nominated by at least 2/3 of the Directors who were either Directors at the beginning of the two-year period or were so elected or nominated, cease for any reason to constitute a majority of the Board of Directors; or

•	the liquidation or distribution of all or substantially all of our assets.

The rights to which an NEO is entitled under the CIC Provisions upon a termination of his or her employment are dependent on the circumstances of the termination. The definition of Cause and Good Reason are central to an understanding of the NEO’s rights under the CIC Provisions. Under the CIC Provisions:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including, but not limited to, willful and continued failure to perform duties consistent with the scope and nature of his or her position, committing an act materially detrimental to the financial condition and/or goodwill of CMS or its subsidiaries, arrest for committing an act of fraud, embezzlement, theft, or other act constituting a felony involving moral turpitude.

•	The NEO is said to have Good Reason to terminate his or her employment (and thereby gain access to the benefits described below) if the assignment to the NEO of duties is materially inconsistent with his position (including status, offices, titles, and reporting requirements), authority, or responsibilities as in effect immediately prior to the Change-in-Control, or any action by the Corporation which results in a material diminution of the NEO’s position, authority, duties, or responsibilities as constituted immediately prior to the Change-in-Control (excluding an isolated, insubstantial, and inadvertent action which is remedied by the Corporation promptly after receipt of notice thereof given by the NEO); or material reduction in the NEO’s base salary, bonus opportunity, stock plan award level, benefits, or status (subject to the right to remedy for isolated, insubstantial and inadvertent reductions), or under other circumstances specified in the definition, including the NEO’s principal job location or office be located more than 35 miles from its location at the time the CIC Agreement was entered into.

The benefits to be provided to the NEO in each of those situations are described in the table below, which assumes that the termination had taken place on December 31, 2007, the last day of our most recent fiscal year.

As part of the CIC Provisions we would pay all excise taxes. Restricted stock under the CIC Agreements has double trigger (both a change in control and a material change in employment conditions) vesting. Upon death or disability, 100% of such stock vests. Upon retirement, all restricted stock vests except for those granted during the 12-month period immediately preceding retirement. In the case of retirement, the Committee has the discretion to waive this provision and allow vesting of all restricted stock. NEOs cannot receive benefits under both the CIC and the termination provisions of the ES Agreements.

All ES and CIC Agreements were recently amended to comply with the requirements of IRC Section 409A.

Potential Payments Upon Change-in-Control or Termination

	David W.	Thomas J.	John G.	Thomas W.	James E.	John M.
	Joos	Webb	Russell	Elward	Brunner	Butler
	($)	($)	($)	($)	($)	($)

Change in Control Payments(1):
Two times 2007 base salary	2,000,000	1,248,000	990,000	826,000	744,000	572,000
Two times incentive plan bonus @ 100% performance target or actual whichever is greater	1,924,000	1,015,872	805,860	611,240	550,560	380,952
Prorata incentive plan bonus based on service period in year triggered	650,000	343,200	272,250	206,500	186,000	128,700
One year base salary plus incentive plan bonus — ‘Non-compete’	1,962,000	1,131,936	897,930	718,620	647,280	476,476
Medical Coverage Payment	23,914	49,538	32,274	36,703	32,274	41,377
‘In-the-Money’ Stock Options(2)	12,160	—	—	—	—	—
Unvested restricted stock awards(2)	7,452,544	2,556,598	2,805,132	1,303,500	1,235,718	1,157,508
Excise Tax Equalization Payment(3)	5,489,984	2,130,145	2,108,150	1,252,853	1,483,861	657,969

Total	19,514,602	8,475,289	7,911,596	4,955,416	4,879,693	3,414,982

Termination Without Cause Payments(4):
Two times 2007 base salary	2,000,000	1,248,000	990,000	826,000	—	—
Two times incentive plan bonus @ 100% performance target or actual whichever is greater	1,924,000	1,015,872	805,860	611,240	—	—
Prorata incentive plan bonus based on service period in year triggered	650,000	343,200	272,250	206,500	—	—
Medical Coverage Payment	15,943	33,025	21,516	24,469	—	—

Total	4,589,943	2,640,097	2,089,626	1,668,209	—	—

Retirement/Disability:
Prorata incentive plan bonus based on service period in year triggered	650,000	343,200	272,250	206,500	186,000	128,700
‘In-the-Money’ Stock Options(2)	12,160	—	—	—	—	—
Unvested restricted stock awards(5)	4,953,300	1,824,900	1,894,420	1,303,500	686,510	907,236

Total	5,615,460	2,168,100	2,166,670	1,510,000	872,510	1,035,936

	David W.	Thomas J.	John G.	Thomas W.	James E.	John M.
	Joos	Webb	Russell	Elward	Brunner	Butler
	($)	($)	($)	($)	($)	($)

Death:
Prorata incentive plan bonus based on service period in year triggered	650,000	343,200	272,250	206,500	186,000	128,700
‘In-the-Money’ Stock Options(2)	12,160	—	—	—	—	—
Unvested restricted stock awards(2)	7,452,544	2,556,598	2,805,132	1,303,500	1,235,718	1,157,508

Total	8,114,704	2,899,798	3,077,382	1,510,000	1,421,718	1,286,208

(1)	Pursuant to the CIC Provisions in the ES Agreements for Messrs. Joos, Webb, Russell and Elward and pursuant to the Change-in-Control Agreements for Messrs. Brunner and Butler. In addition to the amounts shown above, in the event of a Change-in-Control, Messrs. Joos, Webb, Russell, Elward, and Brunner, would receive the following incremental increases in their monthly SERP benefits: $14,773; $4,610; $4,132; $2,099; and $6,816, respectively. In the event of a Change-in-Control, Mr. Butler’s DC SERP account balance would fully vest.

(2)	Based upon the December 31, 2007 closing price of Common stock of $17.38. The unvested restricted stock awards outstanding are based on target levels.

(3)	As part of the CIC Provisions, we will make an Excise Tax Equalization Payment to reimburse the NEO for all applicable excise taxes and all income and employment taxes related to that reimbursement. The listed Change-In-Control payments are generally subject to excise taxes, except for the stock options, the non-compete payments and a small portion of the restricted stock awards.

(4)	Pursuant to the ES Agreements. Mr. Brunner’s potential payment under the Corporation’s Separation Allowance Plan (which applies to all employees) would be $332,736 and is based on a termination date of December 31, 2007, 42 weeks of pay (30 weeks of pay for 30 full years of service plus another 12 weeks of pay, as specified in the Plan) and $32,274 for medical coverage payment. Mr. Butler’s potential payment under the Corporation’s Separation Allowance Plan would be $112,877 and is based on a termination date of December 31, 2007, 13 weeks of pay (1week of pay for 1 full year of service plus another 12 weeks of pay, as specified in the Plan) and $41,377 for medical coverage payment.

(5)	Based upon the unvested restricted stock awards outstanding (at target levels) and the December 31, 2007 closing price of Common Stock of $17.38 per share less any unvested restricted stock awards granted within 12 months of the retirement or disability date.

2007 Directors’ Compensation

	Fees		All Other
	Earned or	Stock	Compen-
	Paid in Cash	Awards(1)(2)	sation(3)	Total
Name	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)

Current Directors:

Merribel S. Ayres	73,000	45,013	—	118,013
Jon E. Barfield	73,750	45,013	—	118,763
Richard M. Gabrys	79,500	45,013	—	124,513
Philip R. Lochner, Jr.	92,000	45,013	—	137,013
Michael T. Monahan	90,500	45,013	4,607	140,120
Joseph F. Paquette, Jr.	87,750	45,013	6,358	139,121
Percy A. Pierre	76,750	45,013	3,607	125,370
Kenneth L. Way	84,750	45,013	—	129,763
Kenneth Whipple	181,000	45,013	6,358	232,371
John B. Yasinsky	88,000	45,013	12,030	145,043

(1)	These awards consist of restricted stock awarded in 2007 under our Stock Plan that have been expensed in our 2007 financial statements. In 2007, all of the non-employee directors were granted a number of shares of restricted stock with a fair market value at the time of grant of $45,013.

(2)	The aggregate number of unvested stock awards outstanding as of December 31, 2007 for each director: Ms. Ayres, Mr. Gabrys, Mr. Lochner, Mr. Monahan, Mr. Paquette, Mr. Pierre, Mr. Way, Mr. Whipple, and Mr. Yasinsky, was 8,941 shares; Mr. Barfield, 5,885 shares.

(3)	All Other Compensation for the current directors includes imputed income related to health or life insurance as well as any matching gift contributions made by the Corporation to charitable organizations to which the director made a contribution.

Narrative to Director Compensation Table

In 2007, directors who were not CMS or Consumers employees received an annual retainer fee of $40,000 (which was increased to $45,000 effective January 1, 2008), $1,500 for attendance at each Board meeting, $750 per meeting for special telephonic meetings of the Board (or one-half the regular Board meeting rates) and $1,500 for attendance at each committee meeting. In addition, the Chair of the Audit Committee received an annual retainer fee of $10,000 and each other Audit Committee member received an annual retainer fee of $2,000. The Chairs of the Compensation and Human Resources Committee, Finance Committee, and the Governance and Public Responsibility Committee each received an annual retainer fee of $7,500. The Chair of the Ad Hoc Litigation Oversight Committee receives a monthly retainer fee of $625. In March 2008, the Board approved, effective May 1, 2008, that the Presiding Director will receive an annual retainer fee of $7,500.

In May 2007, all of the non-employee directors were granted a number of shares of restricted stock with a fair market value at the time of grant of approximately $45,000. In 2008, the annual restricted stock award will have a fair market value at the time of the May grant of approximately $45,000. These restricted shares vest 100% three years from the original grant date. Stock ownership guidelines have been adopted by the Board that align further the interests of the directors with the long term shareholders. Board members are required to hold Common Stock equivalent in value to 5 times their annual cash retainer within 5 years of becoming a director.

Directors are reimbursed for expenses incurred in attending Board or committee meetings and other company business. Directors who are CMS or Consumers employees do not receive retainers or meeting fees for service on the Board or as a member of any Board committee. Non-employee directors receive a single retainer fee and restricted share award for service on the CMS and Consumers Boards and each of their committees, as well as a single meeting attendance fee for concurrent meetings of the CMS and Consumers Boards or committees.

Pursuant to the Directors’ Deferred Compensation Plan, a CMS or Consumers director who is not an employee may, at any time prior to a calendar year in which a retainer and fees are to be earned, irrevocably elect to defer payment, through written notice to CMS or Consumers, of all or a portion of any of the retainer and fees that would otherwise be paid to the director. Deferred amounts will be distributed in a lump sum or in annual installments in cash, as specified in the director’s initial election. Fidelity Investments, an independent record keeper, administers the Directors’ Deferred Compensation Plan. The participant decides how contributions are invested among a broad array of mutual funds selected by and provided by the record keeper. Funds equal to the amounts deferred are transferred to Fidelity Investments. Any payment to the director remains an unsecured contractual right to a payment.

Effective with the Annual Meeting of Shareholders in May of 2004, the Boards’ retirement payments policy was discontinued. Although certain current and previously retired directors’ accrued benefits under the policy will be preserved, no further years of service will be accrued nor will future increases in the cash retainer impact the preserved payments under this policy. Prior to its discontinuance, the directors’ retirement payments policy provided those directors who retire with 5 years of service on the Board with annual retirement payments equal to the retainer. These payments continue for a period of time equal to the director’s years of service on the Board. All preserved payments will cease at the death of the retired director.

All non-employee directors historically had been offered optional life insurance coverage, business-related travel accident insurance, and optional health care insurance, and CMS paid the premiums associated with participation by directors. These insurance coverages will not be provided by the Corporation to directors who had not elected the optional coverage prior to the Annual Meeting of Shareholders in 2004. The imputed income for the life insurance coverage in 2007 was: Messrs. Monahan, $3,607; Paquette, $6,358; Pierre, $3,607; Whipple, $6,358; and Yasinsky, $3,607. The imputed income for health insurance coverage in 2007 was: Mr. Yasinsky, $8,423. In 2007, the Corporation made matching gift contributions to charitable organizations supported by Mr. Joos, $500; and Mr. Monahan, $1,000.

In connection with Mr. Whipple’s resignation as CMS and Consumers CEO effective October 1, 2004, and the termination of his employment agreement and its ongoing compensatory elements as an employee, each of the Compensation and Human Resources Committees and the Governance and Public Responsibility Committees reviewed his new responsibilities as non-executive Chairman of CMS and Consumers. After review of peer compensation data for such positions and in consultation with the Committees’ independent compensation consultant, the Committees recommended, and the Boards approved, that Mr. Whipple receive the various elements of the regular non-employee director compensation program, as well as an additional annual cash retainer fee of $120,000 as Chairman of the Boards. It should be noted, however, that Mr. Whipple does not serve on any of the standing committees of the Boards, other than the Executive Committees, and thus does not receive the retainers described above but does receive an Executive Committee attendance fee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committees of the Boards of Directors of CMS and Consumers oversee CMS’ and Consumers’ financial reporting process on behalf of the Boards. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling their oversight responsibilities, the Audit Committees reviewed and discussed the audited consolidated financial statements of CMS and Consumers set forth in CMS’ and Consumers’ 2007 Annual Report to Shareholders and CMS’ and Consumers’ Annual Report on Form 10-K for the year ended December 31, 2007 with management of CMS and Consumers. The Audit Committees also discussed with PricewaterhouseCoopers LLP (“PwC”), independent registered public accounting firm for CMS and Consumers, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Audit Committees have received the written communication from PwC required by Independence Standards Board Standard No. 1; have considered the compatibility of non-audit services with the auditors’ independence; and have discussed with PwC their independence from CMS and Consumers.

In reliance on the review and discussions referred to above, the Audit Committees recommended to the Boards that the audited consolidated financial statements be included in CMS’ and Consumers’ Annual Report on Form 10-K for 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Michael T. Monahan (Chair)
Richard M. Gabrys
Joseph F. Paquette, Jr.
Kenneth L. Way

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC was the principal independent registered public accounting firm for CMS and Consumers for the year 2007, while Ernst & Young LLP was the principal independent registered public accounting firm for 2006. Fees, including expenses, for professional services provided by the principal firm in each of the last two fiscal years are:

	2007	2006

Audit Fees	$5,376,000	$8,518,000
Audit-Related Fees	645,000	612,000
Tax Fees	60,000	0

Total Fees	$6,081,000	$9,130,000

Amounts reported above include fees paid by Consumers.

Fees for audit services include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, comfort letters, required statutory audits, fees related to the audit of our internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and other attest services. Audit-related fees include fees associated with audits of employee benefit plans and accounting consultation on proposed transactions. Tax fees include fees for tax compliance, tax advice, and tax planning.

The Audit Committees have adopted a policy that requires advance approval for all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committees of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committees must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committees have delegated to the Chair of the Audit Committees authority to approve permitted services, provided that the Chair reports any decisions to the Committees at their next scheduled meeting.

PROPOSAL 2: RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committees of the Corporation’s and Consumers’ Boards of Directors have adopted the following policy:

The Audit Committees’ selection of the Corporation’s independent auditor shall be submitted to the Corporation’s shareholders for their ratification at the Corporation’s Annual Meeting of Shareholders. If a majority of shares voted do not ratify the Audit Committees’ selection, the Audit Committees will consider the shareholder views when considering its selection of a different independent auditor for the Corporation or its continued retention of its existing auditor for that year. This policy will be in effect commencing with the Corporation’s 2004 Annual Meeting of Shareholders.

The Audit Committees have selected PwC, independent registered public accounting firm, to audit our consolidated financial statements for the year 2008. PwC served as our registered public accounting firm for the year 2007. A representative of PwC will be present at the annual meeting of shareholders and will have an opportunity to make a statement and respond to appropriate questions.

On November 30, 2006, CMS dismissed Ernst & Young as its independent registered public accounting firm. The decision to dismiss Ernst & Young was approved by the Audit Committee of the Board of Directors of CMS (the “Audit Committee”) and was the result of a competitive bidding process conducted in the ordinary course of business. Ernst & Young continued as the auditors for the consolidated financial statements of CMS for the fiscal year ended December 31, 2006.

During CMS’ two most recent fiscal years ended December 31, 2007 and December 31, 2006 and the subsequent interim period through February 29, 2008, there were no disagreements with PwC or Ernst & Young on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreement(s), if not resolved to the satisfaction of PWC or Ernst & Young, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their reports on CMS’ consolidated financial statements for such years.

During CMS’ two most recent fiscal years ended December 31, 2007 and December 31, 2006 and the subsequent interim period through February 29, 2008, there have been no “reportable events” as defined in Regulation S-K, Item 304(a)(1)(v).

Approval of this proposal requires the affirmative vote of the holders of a majority of shares of CMS Common Stock voting on the proposal.

YOUR BOARD RECOMMENDS RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS.

2009 PROXY STATEMENT INFORMATION

A shareholder who wishes to submit a proposal for consideration at the 2009 annual meeting pursuant to the applicable rules of the SEC must send the proposal to reach our Corporate Secretary on or before December 12, 2008. In any event, if we have not received written notice of any matter to be proposed at that meeting by February 25, 2009, the holders of the proxies may use their discretionary voting authority on any such matter. The proposals should be addressed to: Corporate Secretary, CMS Energy Corporation, One Energy Plaza, Jackson, Michigan 49201.

Thank you for being a CMS Energy shareholder.
Please take a moment now to vote your shares for the upcoming annual shareholders’ meeting.
Your Vote is Important!
You can vote in one of three ways:

OPTION 1:
Vote by telephone: Call toll free 1-888-297-9641 using a touch tone phone 24 hours a day, 7 days per week. Have your attached proxy card at hand when you call and then follow the instructions. If you wish to vote as recommended by the Board of Directors, simply press 1. That’s all there is to it...End of call. If you do not wish to vote as the Board recommends, you need only respond to a few simple prompts.
There is no charge for this call.

(Your telephone or Internet vote authorizes the voting of your shares in the same manner as if you had marked, signed and returned your proxy card.)

OPTION 2:	Vote via the Internet: Access www.proxyvoting.com/cms and respond to a few simple prompts.

THANK YOU FOR VOTING BY TELEPHONE OR INTERNET AND SAVING COSTS!

OPTION 3:	If you do not have access to a touch tone phone or to the Internet, please complete and return the proxy card below.
Please Fold and Detach Proxy Card at Perforation
(After you vote by phone or Internet, PLEASE THROW AWAY THIS CARD.)

COMMON STOCK PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS
The undersigned appoints KENNETH WHIPPLE, DAVID W. JOOS and CATHERINE M. REYNOLDS, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the annual meeting of shareholders of CMS Energy Corporation to be held at the Corporate Headquarters located at One Energy Plaza, Jackson, Michigan, at 9:00 AM Eastern Daylight Saving Time on May 16, 2008 and at any adjournment(s) thereof. Said proxies, and each of them present and acting at the meeting, may vote upon the matters set forth on the reverse side hereof and with discretionary authority on all other matters that come before the meeting, all as more fully set forth in the Proxy Statement received by the undersigned. The shares represented hereby will be voted on the proposals as specified. IF THIS PROXY IS RETURNED SIGNED BUT NOT COMPLETED, IT WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL ITEMS.

IF YOU CANNOT VOTE BY TOUCH TONE PHONE OR INTERNET, PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT RESPONSE.

CMS Energy Corporation and
Consumers Energy Company
Annual Shareholders
Meeting
Corporate Headquarters
One Energy Plaza
Jackson, Michigan
Phone: (517) 788-0550
May 16, 2008 at 9:00 a.m.
website: www.cmsenergy.com
Directions to One Energy Plaza
•	Take I-94 to Cooper Street, Exit 139, south

•	Travel one mile south on Cooper Street then veer right on N. Francis Street

•	Turn left on drive into Corporate Headquarters

•	Park in parking garage immediately to your right

PLEASE VOTE BY TOUCH TONE TELEPHONE OR INTERNET IF POSSIBLE TO MINIMIZE COSTS.

☐	TO VOTE AS RECOMMENDED by the Board of Directors on all items, PLEASE MARK THIS BOX, SIGN, DATE AND RETURN THIS PROXY.
(No additional boxes need to be marked. If additional boxes are marked, this box will take precedence.)
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

(1)	ELECTION OF	☐	FOR all nominees listed below (except as indicated below)
	DIRECTORS	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
(01) Merribel S. Ayres, (02) Jon E. Barfield, (03) Richard M. Gabrys, (04) David W. Joos, (05) Philip R. Lochner, Jr., (06) Michael T. Monahan,
(07) Joseph F. Paquette, Jr., (08) Percy A. Pierre, (09) Kenneth L. Way, (10) Kenneth Whipple, and (11) John B. Yasinsky.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.)

		FOR	AGAINST	ABSTAIN
(2)	Ratification of independent registered public accounting firm.	☐	☐	☐

IF YOU CANNOT VOTE BY TELEPHONE OR INTERNET,	Signed
PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE
ENCLOSED ENVELOPE. No postage is needed if mailed	Dated	, 2008
in the United States.

Internet Access: I would prefer to access annual reports and proxy statements on the internet. (No paper copies. You do not need to provide an E-mail address.)

☐	Annual Reports: I receive more than one CMS annual report. Please do not send annual reports for this account in the future.